UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Sabra Health Care REIT, Inc.

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Sabra Health Care REIT, Inc.

18500 Von Karman Avenue, Suite 550

Irvine, California 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 21, 2018

To the Stockholders of Sabra Health Care REIT, Inc.:

Notice is hereby given that the 2018 annual meeting of stockholders (the “Annual Meeting”) of Sabra Health Care REIT, Inc. (the “Company”) will be held at the Company’s headquarters located at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612 on Thursday, June 21, 2018, at 9:00 a.m., Pacific time, for the following purposes:

(1)	To elect to the Board of Directors the eight nominees named in the attached Proxy Statement to serve until the Company’s 2019 annual meeting of stockholders and until their respective successors are elected and qualified;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018;

(3)	To approve, on an advisory basis, the compensation of the Company’s named executive officers; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record of the Company’s common stock as of the close of business on April 16, 2018 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

You are cordially invited to attend the Annual Meeting in person. Your vote is important to us. Whether or not you expect to attend the Annual Meeting, please submit your proxy as soon as possible. If you attend the Annual Meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors,
Harold W. Andrews, Jr. Executive Vice President, Chief Financial Officer and Secretary

Irvine, California
April 25, 2018

SABRA HEALTH CARE REIT, INC.

18500 Von Karman Avenue, Suite 550

Irvine, California 92612

PROXY STATEMENT

The Board of Directors of Sabra Health Care REIT, Inc. (“Sabra,” “we,” “our” and “us”) solicits your proxy for the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m., Pacific time, on Thursday, June 21, 2018 at our headquarters located at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, and at any and all adjournments or postponements of the Annual Meeting. The approximate date on which these proxy materials are first being sent or made available to our stockholders is April 30, 2018.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017 are posted in the Investors—Financials section of our website at www.sabrahealth.com. You can also view these materials at www.proxyvote.com by using the control number provided on your proxy card or Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Why did I receive only a Notice of Internet Availability?

A:	As permitted by the Securities and Exchange Commission (the “SEC”), Sabra is furnishing to stockholders its Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2017 primarily over the Internet. On or about April 30, 2018, we mailed to each of our stockholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy of the proxy materials) a Notice of Internet Availability containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.

We believe the delivery options that we have chosen will allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing printed copies.

Q:	What items will be voted on at the Annual Meeting?

A:	The items of business scheduled to be voted on at the Annual Meeting are:

•	the election to the Board of Directors of the eight nominees named in this Proxy Statement to serve until the 2019 annual meeting of stockholders and until their respective successors are elected and qualified (Proposal No. 1);

•	the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as Sabra’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 2); and

•	the approval, on an advisory basis, of the compensation of our Named Executive Officers (as hereinafter defined) (Proposal No. 3).

We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See “—How will voting on any other business be conducted?” below.

Q:	How does the Board recommend I vote on these items?

A:	The Board of Directors recommends that you vote your shares:

•	FOR the election to the Board of Directors of each of the following eight nominees: Craig A. Barbarosh, Robert A. Ettl, Michael J. Foster, Ronald G. Geary, Raymond J. Lewis, Jeffrey A. Malehorn, Richard K. Matros and Milton J. Walters (Proposal No. 1);

•	FOR the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 2); and

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal No. 3).

Q:	Who is entitled to vote at the Annual Meeting?

A:	The record date for the Annual Meeting is April 16, 2018. Stockholders of record of Sabra’s common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting. Holders of Sabra’s preferred stock are not entitled to receive notice of, or to vote at, the Annual Meeting.

Q:	What options are available to me to vote my shares?

A:	Whether you hold shares directly as the stockholder of record or through a bank, broker or other nominee (that is, in “street name”), your shares may be voted at the Annual Meeting by following any of the voting options available to you below:

You	may vote via the Internet.

(1)	If you received a Notice of Internet Availability or voting instruction form, you can submit your proxy or voting instructions over the Internet by following the instructions provided in the Notice of Internet Availability or voting instruction form, as applicable; or

(2)	If you received a printed set of the proxy materials by mail, including a paper copy of the proxy card or voting instruction form, you may submit your proxy or voting instructions over the Internet by following the instructions on the proxy card or voting instruction form, as applicable.

You may vote via telephone. If you are a stockholder of record, you can submit your proxy by calling the telephone number specified on the paper copy of the proxy card you received if you received a printed set of the proxy materials. You must have the control number that appears on your proxy card available when submitting your proxy over the telephone. Most stockholders who hold their shares in street name may submit voting instructions by calling the telephone number specified on the voting instruction form provided by their bank, broker or other nominee. Those stockholders should check the voting instruction form for telephone voting availability.

You may vote by mail. If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope.

You may vote in person at the Annual Meeting. All stockholders of record may vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. However, if you are the beneficial owner of shares held in street name through a bank, broker or other nominee, you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend the Annual Meeting.

Q:	What is the deadline for voting my shares?

A:	If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on June 20, 2018 in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record and you received a copy of the proxy materials by mail, you may instead mark, sign and date the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by Sabra before the Annual Meeting in order for your shares to be voted at the Annual Meeting. If you hold your shares in street name, please provide your voting instructions by the deadline specified by the bank, broker or other nominee that holds your shares.

Q:	Once I have submitted my proxy, is it possible for me to change or revoke my proxy?

A:	Yes. Any stockholder of record has the power to change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

•	submitting to our Secretary, before the voting begins at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•	properly submitting a proxy on a later date prior to the deadlines specified in “—What is the deadline for voting my shares?” above (only the latest proxy submitted by a stockholder by Internet, telephone or mail will be counted); or

•	attending the Annual Meeting and voting in person; attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker or other nominee holding your shares by the deadline for voting specified in the voting instruction form provided by your bank, broker or other nominee. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the bank, broker or other nominee giving you the right to vote the shares at the Annual Meeting, any previous voting instructions will be revoked, and you may vote by attending the Annual Meeting and voting in person.

Q:	How many shares are eligible to vote at the Annual Meeting?

A:	As of the close of business on the record date of April 16, 2018, there were 178,282,370 shares of Sabra common stock outstanding and eligible to vote at the Annual Meeting. There is no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote at the Annual Meeting.

Q:	How is a quorum determined?

A:	A quorum refers to the number of shares that must be in attendance at an annual meeting of stockholders to lawfully conduct business. The representation, in person or by proxy, of holders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting constitutes a quorum at the Annual Meeting. Your shares will be counted for purposes of determining whether a quorum exists for the Annual Meeting if you returned a signed and dated proxy card or voting instruction form, if you submitted your proxy or voting instructions by telephone or the Internet, or if you vote in person at the Annual Meeting, even if you abstain from voting on any of the proposals. In addition, if you are a street name holder, your shares may also be counted for purposes of determining whether a quorum exists for the Annual Meeting even if you do not submit voting instructions to your broker. See “—How will votes be counted at the Annual Meeting?” below.

Q:	What is required to approve each proposal at the Annual Meeting?

A:	Election of Directors (Proposal No. 1). Our Amended and Restated Bylaws (“Bylaws”) provide for a majority voting standard for the election of directors. Under this majority voting standard, once a quorum has been established, each director nominee receiving a majority of the votes cast with respect to his or her election (that is, the number of votes cast FOR the nominee exceeds the number of votes cast AGAINST the nominee) will be elected as a director. As required by our Bylaws, each incumbent director has submitted an irrevocable letter of resignation as a director that becomes effective if the director is not elected by stockholders and the Board of Directors accepts the resignation. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of FOR votes, up to the total number of directors to be elected at the meeting, will be elected. The majority voting standard is discussed further under the section entitled “Election of Directors (Proposal No. 1)—Majority Voting Standard.”

The election of directors at the Annual Meeting is not contested. Therefore, in accordance with the majority voting standard, director nominees will be elected at the Annual Meeting by a majority of the votes cast. Stockholders are not permitted to cumulate their shares for the purpose of electing directors.

Other Items (Proposal Nos. 2 and 3). Once a quorum has been established, pursuant to our Bylaws, approval of each of the other items to be submitted for a vote of stockholders at the Annual Meeting requires the affirmative vote of a majority of all of the votes cast on the proposal at the Annual Meeting.

Notwithstanding this vote standard required by our Bylaws, Proposal No. 2 (ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2018) and Proposal No. 3 (advisory approval of named executive officer compensation) are advisory only and are not binding on Sabra. Our Board of Directors will consider the outcome of the vote on each of these items in considering what action, if any, should be taken in response to the vote by stockholders.

Q:	How will votes be counted at the Annual Meeting?

A:	In the election of directors (Proposal No. 1), you may vote FOR, AGAINST or ABSTAIN with respect to each director nominee. For the proposal to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 2) and the advisory vote on executive compensation (Proposal No. 3), you may vote FOR, AGAINST or ABSTAIN. Abstentions with respect to any proposal at the Annual Meeting will be counted as present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the proposal and therefore will not be counted in determining the outcome of the proposal.

If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. The proposal to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 2) is considered routine under applicable rules, while each of the other items to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal No. 2, but will not be permitted to vote your shares on any of the other items at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting. Broker non-votes will not be counted as a vote cast with respect to these other items and therefore will not be counted in determining the outcome of the items.

Q:	How will my shares be voted if I do not give specific voting instructions in the proxy or voting instructions I submit?

A:	If you properly submit a proxy or voting instructions but do not indicate your specific voting instructions on one or more of the items listed above in the Notice of Annual Meeting, your shares will be voted as recommended by the Board of Directors on those items. See “—How does the Board recommend I vote on these items?” above.

Q:	How will voting on any other business be conducted?

A:	Although the Board of Directors does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder’s properly submitted proxy gives authority to the proxy holders named in the proxies solicited by the Board of Directors to vote on those matters in their discretion.

Q:	Who will bear the costs of the solicitation of proxies?

A:	The cost of preparing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the Notice of Internet Availability and the form of proxy, the cost of mailing such materials to stockholders or making them available on the Internet and the cost of soliciting proxies will be paid by Sabra. In addition to solicitation by mail, certain officers, regular employees and directors of Sabra, without receiving any additional compensation, may solicit proxies personally or by telephone. Sabra will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Sabra common stock as of April 16, 2018 for the following: (i) each of Sabra’s directors and each executive officer of Sabra identified as a “Named Executive Officer” in this Proxy Statement, (ii) all persons who are directors and executive officers of Sabra as a group and (iii) any person who is known by Sabra to be the beneficial owner of more than 5% of Sabra’s outstanding common stock. This table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G filed with the SEC.

Name of Beneficial Owner	Sabra Shares Beneficially Owned(1)		Percent of Sabra Shares(1)
Directors and Named Executive Officers:
Richard K. Matros	1,022,379	(2)	*
Harold W. Andrews, Jr.	243,086		*
Talya Nevo-Hacohen	237,915		*
Craig A. Barbarosh	57,672	(3)	*
Robert A. Ettl	65,090	(4)	*
Michael J. Foster	67,883	(5)	*
Ronald G. Geary	20,795	(6)	*
Raymond J. Lewis	246,248	(6)	*
Jeffrey A. Malehorn	23,438	(6)	*
Milton J. Walters	40,153	(7)	*
All persons who are directors and executive officers of Sabra as a group (10 persons, each of whom is named above)	2,024,659	(8)	1.1%
5% Stockholders:
The Vanguard Group, Inc. and affiliates 100 Vanguard Blvd. Malvern, PA 19355	30,813,688	(9)	17.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	25,569,768	(10)	14.3%
FMR LLC 245 Summer Street Boston, MA 02210	10,009,012	(11)	5.6%

*	Less than 1.0%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted below, applicable percentage ownership is determined based on 178,282,370 shares of Sabra common stock outstanding as of April 16, 2018. Restricted stock units vesting within 60 days of April 16, 2018 and shares of common stock subject to restricted stock units that have vested but the payment of which has been deferred until the earlier of the fifth anniversary of the grant date, a change in control or the director’s separation from service from the Board of Directors are considered outstanding for purposes of computing the share amount and percentage ownership of the person holding such restricted stock units, but Sabra does not deem them outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.
(2)	Represents shares held by the R&A Matros Revocable Trust, with respect to which Mr. Matros shares voting and investment power.
(3)	Includes (i) 18,206 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 776 shares of common stock subject to restricted stock units that vest within 60 days of April 16, 2018.

(4)	Includes (i) 18,551 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock, (ii) 776 shares of common stock subject to restricted stock units that vest within 60 days of April 16, 2018 and (iii) 45,763 shares that are held by the Ettl Family Trust, with respect to which Mr. Ettl shares voting and investment power.
(5)	Includes (i) 3,494 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 776 shares of common stock subject to restricted stock units that vest within 60 days of April 16, 2018.
(6)	Includes (i) 3,355 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 957 shares of common stock subject to restricted stock units that vest within 60 days of April 16, 2018.
(7)	Includes (i) 3,494 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock, (ii) 776 shares of common stock subject to restricted stock units that vest within 60 days of April 16, 2018 and (iii) 10,000 shares of common stock that are held by Tri-River Capital, an entity with respect to which Mr. Walters has sole voting and investment power.
(8)	Includes (i) 1,068,142 shares held by family trusts, with respect to which the officer or director shares voting and investment power, (ii) 53,810 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock, (iii) 5,975 shares of common stock subject to restricted stock units that vest within 60 days of April 16, 2018 and (iv) 10,000 shares held by an entity with respect to which the officer has sole voting and investment power.
(9)	Beneficial share ownership information is given as of December 31, 2017, and was obtained from a Schedule 13G/A filed with the SEC on February 12, 2018 by The Vanguard Group, Inc. (“Vanguard”). According to the Schedule 13G/A, Vanguard has sole voting power over 426,237 shares, shared voting power over 238,144 shares, sole dispositive power over 30,369,693 shares and shared dispositive power over 443,995 shares of our common stock. The Schedule 13G/A states that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 205,851 shares as a result of serving as investment manager of collective trust accounts. The Schedule 13G/A also states that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, is the beneficial owner of 458,530 shares as a result of serving as investment manager of Australian investment offerings. According to information received from Vanguard, the number of shares reported as beneficially owned by Vanguard in the Schedule 13G/A includes 11,833,104 shares, representing 6.6% of our outstanding common stock, that Vanguard Specialized Funds—Vanguard REIT Index Fund (“Vanguard REIT Fund”) separately reported as beneficially owned in a Schedule 13G/A filed on February 2, 2018 with the SEC. According to the Schedule 13G/A, Vanguard REIT Fund has sole voting power over 11,833,104 shares and no dispositive power over any shares of our common stock. Vanguard has represented to us that no Vanguard entity, trust or fund has a direct or indirect ownership in our common stock in excess of 9.9%.
(10)	Beneficial share ownership information is given as of December 31, 2017, and was obtained from a Schedule 13G/A filed with the SEC on January 19, 2018 by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G/A, BlackRock has sole voting power over 24,951,132 shares and sole dispositive power over 25,569,768 shares of our common stock. The Schedule 13G/A states that BlackRock is a parent holding company and that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of Sabra’s common stock but that no one person’s interest in our common stock is more than five percent of the total outstanding common shares.
(11)	Beneficial share ownership information is given as of December 31, 2017, and was obtained from a Schedule 13G filed with the SEC on February 13, 2018 by FMR LLC (“FMR”) and Abigail P. Johnson (“A. Johnson”). According to the Schedule 13G, FMR and A. Johnson each have sole dispositive power over 10,009,012 shares and FMR has sole voting power over 2,450,248 shares of our common stock. The Schedule 13G states that FMR is a parent holding company and that neither FMR nor A. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management and Research Company, a wholly owned subsidiary of FMR.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Directors of the Company

Set forth below is a brief biographical description of each of our directors, all of whom have been nominated for election to the Board of Directors at the Annual Meeting. Sabra believes that its directors should be of high character and integrity, be accomplished in their respective fields, have relevant expertise and experience and collectively represent a diversity of backgrounds and experiences. The disclosure below identifies and describes the key experience, qualifications and skills that are important for persons who serve on Sabra’s board of directors in light of its business and structure. The specific experiences, qualifications and skills that led to the conclusion that each of our directors should serve on the Board of Directors is also included in the table and in the biographical description for each director provided below.

•	Leadership experience. The Board of Directors believes that directors with experience in a significant leadership position, such as having served as chief executive officer of another entity, will provide the Board with special insights. These individuals generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•	Finance experience. The Board of Directors believes that an understanding of finance and financial reporting processes is important for its directors and therefore it seeks directors who are financially knowledgeable. Sabra measures its operating and strategic performance primarily by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to Sabra’s success.

•	Industry experience. Sabra seeks directors with experience as executives or directors or in other leadership positions in the industries in which it operates. The Board of Directors believes that such experience is important to the director’s understanding of Sabra’s operations, risks and opportunities.

•	Public company experience. The Board of Directors believes that directors with experience as executives or directors in publicly owned corporations, including as members of the key standing board committees of those corporations, will be more familiar with the securities laws and other issues faced by public companies that do not affect privately owned corporations.

•	Other experience. Sabra seeks directors who bring diverse, yet relevant experience to the Board of Directors.

	Matros	Barbarosh	Ettl	Foster	Geary	Lewis	Malehorn	Walters
Leadership experience
CEO / Business Head	✓		✓		✓	✓	✓	✓
Senior Management	✓		✓	✓	✓	✓	✓	✓
Finance experience
Financial Literacy / Accounting	✓	✓	✓	✓	✓	✓	✓	✓
Financial / Capital Markets	✓	✓	✓		✓	✓	✓	✓
Investment Expertise			✓	✓	✓		✓	✓
Industry experience
REIT / Real Estate	✓	✓			✓	✓	✓
Healthcare	✓	✓	✓	✓	✓	✓	✓
Portfolio and Operations Management	✓					✓	✓
Public company experience
Executive	✓				✓	✓
Board / Committee	✓	✓	✓	✓	✓	✓	✓	✓
Other experience
Risk Oversight / Management	✓	✓	✓		✓	✓	✓
Legal / Regulatory		✓			✓
Professional Accreditation / Education		✓	✓		✓			✓

Craig A. Barbarosh. Mr. Barbarosh, 50, has served on our Board of Directors since November 2010. He has been a partner at the law firm of Katten Muchin Rosenman (“Katten”) since June 2012 and is a nationally recognized restructuring expert. Mr. Barbarosh serves on Katten’s Board of Directors. From 1999 until joining Katten, Mr. Barbarosh was a partner at the law firm of Pillsbury Winthrop Shaw Pittman LLP where he served in several leadership positions including on the firm’s Board of Directors, as the Chair of the firm’s Board Strategy Committee, as a co-leader of the firm’s national Insolvency & Restructuring practice section and as the Managing Partner of the firm’s Orange County office. Mr. Barbarosh also currently serves as a director, as Vice Chairman of the Board, as chair of the compensation committee and as a member of the special transaction and nominating and governance committees, of Quality Systems, Inc., a developer and marketer of healthcare information systems. From January 2016 until October 2016, Mr. Barbarosh served as a director, and as chair of the nominating and governance committee and member of the audit and compensation committees, of BioPharmX, Inc., a specialty pharmaceutical company. From September 2017 until February 2018, Mr. Barbarosh served as a director, and as a member of the compensation committee, of Bazaarvoice, Inc., a SaaS-based provider of consumer engagement software to the retail sector.

Director Qualifications:

•	Public company experience—current director and chair of the nominating and governance committee of a public company; and

•	Other experience as a practicing attorney specializing in the area of financial and operational restructuring and related mergers and acquisitions, including in the real estate industry.

Robert A. Ettl. Mr. Ettl, 58, has served on our Board of Directors since November 2010. He currently serves as Chief Operating Officer of Harvard Management Company (HMC). Mr. Ettl joined HMC in October 2008. HMC manages the endowment for Harvard University. Previously, he was a Managing Director with Allianz Global Investors from 2001 to 2008, where he was most recently Chief Executive Officer for the Alpha Vision hedge fund subsidiary from 2003 to 2007 and served as an internal management consultant from 2007 to 2008. He was also the firm’s Global Chief Technology and Operations Officer from 2001 to 2003. Prior to its acquisition by Allianz, Mr. Ettl held various roles at Pacific Investment Management Co. (“PIMCO”) from 1995 to 2000. He joined PIMCO in 1995 as Chief Operations Officer, later focusing on PIMCO’s international expansion as Chief Operating Officer of PIMCO’s Global unit in 1998 and became Executive Vice President and Chief Information Officer in 1999. Mr. Ettl has previously held management positions in Salomon Brothers’ government arbitrage trading analytics, technology and operations divisions. He also was associated with Arthur Andersen & Co. (now Accenture) as a senior consultant. Mr. Ettl served as a director of Advent Software, Inc., a formerly publicly traded provider of software and services for the investment management industry, from November 2007 until November 2009.

Director Qualifications:

•	Leadership experience—expertise managing operations of financial services companies in a variety of officer positions including chief executive officer, chief operating officer, and chief technology officer;

•	Finance experience—chief operating officer of Harvard Management Company responsible for managing Harvard University’s endowment and related assets and previously chief executive officer of a hedge fund;

•	Industry experience—management consulting in the healthcare field; and

•	Public company experience—former director and a member of the audit committee of a public company.

Michael J. Foster. Mr. Foster, 64, has served on our Board of Directors since November 2010. He served as a member of the predecessor Sun Healthcare Group, Inc.’s (“Old Sun”) board of directors from 2005 until our 2010 separation from Old Sun (the “Separation”) and as a member of Sun Healthcare Group, Inc.’s (“Sun”) board of directors from the Separation until Sun’s acquisition by Genesis HealthCare LLC in December 2012.

Mr. Foster is a managing director of RFE Management Corp. of New Canaan, Connecticut, where he has been employed since 1989. RFE Management Corp. is the investment manager for RFE Investment Partners VII L.P. and RFE Investment Partners VIII, L.P. (collectively referred to as “RFE”) and other private equity investment funds. Mr. Foster was a director of several publicly held healthcare companies five or more years ago, including Res-Care, Inc. (“Res-Care”), a formerly publicly held provider of residential training and support services for persons with developmental disabilities and certain vocational training services, from 2001 to 2005. Mr. Foster is also, and has been previously, a director of several privately held portfolio companies of RFE, including Peak Medical Corporation, an operator of long-term care inpatient centers, from 1998 to 2005.

Director Qualifications:

•	Leadership experience—managing director of a financial services company;

•	Finance experience—managing director of a financial services company;

•	Industry experience—former director of a long-term care company;

•	Public company experience—current and former director of several public companies; and

•	Other experience as director of multiple privately held companies.

Ronald G. Geary. Mr. Geary, 70, has served on our Board of Directors since our August 2017 acquisition of Care Capital Properties, Inc. (“CCP”). He served as a member of CCP’s board of directors from 2015 until the closing of our acquisition of CCP, as the chairman of CCP’s audit committee and as a member of its investment committee. Previously, he served as a member of the board of directors of Ventas, Inc. (“Ventas”) from 1998 until the spin-off of CCP from Ventas in 2015. Mr. Geary has been President of Ellis Park Race Course, Inc., a thoroughbred racetrack in Henderson, Kentucky since 2006. He previously served as President of Res-Care, a formerly publicly held provider of residential training and support services for persons with developmental disabilities and certain vocational training services, from 1990 to 2006 and as Chief Executive Officer of ResCare from 1993 to 2006. Before that, Mr. Geary was Chief Operating Officer of ResCare from 1990 to 1993.

Director Qualifications:

•	Leadership experience—current president of a private company and former president, chief executive officer and chief operating officer of a publicly traded provider of residential training and support services;

•	Finance experience—certified public accountant and former chairman of audit committee of a public company;

•	Industry experience—former executive in the healthcare industry;

•	Public company experience—former director, committee chair and committee member of public companies and former executive officer of a public company; and

•	Other experience as a practicing attorney with strong skills in corporate finance, mergers and acquisitions, strategic planning, government relations, and corporate governance.

Raymond J. Lewis. Mr. Lewis, 53, has served on our Board of Directors since our August 2017 acquisition of CCP. He was CCP’s Chief Executive Officer and a member of its board of directors from the August 2015 spin-off of CCP from Ventas until the closing of our acquisition of CCP, and was a member of its executive committee and investment committee. From 2002 to 2015, he held various executive positions of increasing responsibility at Ventas, most recently serving as President from 2010 to 2015. Before that, he was Managing Director of Business Development for GE Capital Healthcare Financial Services, a division of General Electric Capital Corporation (“GECC”), where he led a team focused on mergers and portfolio acquisitions of healthcare assets, and Executive Vice President of Healthcare Finance for Heller Financial, Inc., which was acquired by GECC in 2001, where he had primary responsibility for healthcare lending. He is Chairman Emeritus of the National Investment Center for the Seniors Housing & Care Industry, a former member of the Advisory Board of Governors of NAREIT, and former Vice Chairman of the American Seniors Housing Association.

Director Qualifications:

•	Leadership experience—former executive of publicly traded healthcare REITs;

•	Finance experience—former executive of financial services companies with responsibility for healthcare lending and mergers and portfolio acquisitions, and experience in financing operations, including by accessing capital markets, as an executive of publicly traded healthcare REITs;

•	Industry experience—former director and executive of publicly traded healthcare REITs with strong skills in real estate finance, mergers and acquisitions, portfolio management, capital markets, and strategic planning; and

•	Public company experience—former director and executive of publicly traded healthcare REITs.

Jeffrey A. Malehorn. Mr. Malehorn, 57, has served on our Board of Directors since our August 2017 acquisition of CCP. He served as a member of CCP’s board of directors from 2015 until the closing of our acquisition of CCP, and as a member of its compensation, executive and investment committees. Mr. Malehorn served as President and Chief Executive Officer of World Business Chicago, a public-private, non-profit, partnership between the City of Chicago and the business community focused on economic development, from 2013 until November 2017 and now serves as an executive advisor and board member. He previously spent 28 years in various capacities at General Electric Corporation, most recently serving as President and CEO of GE Capital, Commercial Distribution Finance, from 2009 to 2012, President and CEO of GE Capital Healthcare Financial Services from 2004 to 2008, and President and CEO of GE Commercial Finance’s Global Financial Restructuring Business from 2002 to 2004. Additionally, Mr. Malehorn was Corporate Citizenship Leader for GE Chicago and the Co-Leader for GE Capital America’s Commercial Council. He was named a GE Company Officer in 2001. From 1991 through 2001, Mr. Malehorn was a Leader at GE Capital Real Estate, where he founded and led the Senior Living & Hospitality Financing business unit from 1993 to 1995, led the debt and equity origination business nationally from 1997 to 1998, and was the European Platform Leader from 1999 to early 2002. Mr. Malehorn is the former Chairman of the Board of the Metropolitan Chicago American Heart Association, serves as a Board member of Junior Achievement and the Greater Chicago Food Depository and was a founding Midwest Board member for BuildOn.

Director Qualifications:

•	Leadership experience—variety of officer positions including president and chief executive officer;

•	Finance experience—variety of officer and other positions in the financial services industry;

•	Industry experience—executive experience and strong skills in portfolio and operations management and other areas; and

•	Public company experience—former director and committee member of a publicly traded healthcare REIT.

Richard K. Matros. Mr. Matros, 64, has served as Sabra’s President and Chief Executive Officer and as a director since May 2010, and he has served as Chairman of the Board since November 2010. He was Chairman of the board of directors and Chief Executive Officer of Old Sun from 2001 until the Separation. Mr. Matros founded and served as Chief Executive Officer and President of Bright Now! Dental from 1998 to 2000 and as a director from 1998 until its sale in December 2010. From 1998 until the sale of its operations in 2006, Mr. Matros was also a member of, and a member of the management committee of, CareMeridian, LLC (“CareMeridian”), a healthcare company that specialized in offering subacute and skilled nursing for patients suffering from traumatic brain injury, spinal cord injury and other catastrophic injuries. Previously, from 1994 to 1997, he served Regency Health Services, Inc., a publicly held long-term care operator, holding positions as Chief Executive Officer, President, director and Chief Operating Officer. Prior to that time, from 1988 to 1994, he served Care Enterprises, Inc., holding positions as Chief Executive Officer, President, Chief Operating Officer, director and Executive Vice President—Operations. Mr. Matros currently serves on the executive board for RFE Investment Partners and is the Executive Producer of Sabra Films, LLC.

Director Qualifications:

•	Leadership experience—former and current chief executive officer;

•	Finance experience—experience in financing operations, including by accessing capital markets, as an executive of publicly held companies;

•	Industry experience—chief executive officer of Sabra since the Separation and executive of long-term care companies for over 25 years and experience in long-term care companies for 35 years; and

•	Public company experience—former and current chief executive officer of publicly held companies.

Milton J. Walters. Mr. Walters, 75, has served on our Board of Directors since November 2010. He served as a member of Old Sun’s board of directors from 2001 until the Separation and as a member of Sun’s board of directors, the chairman of Sun’s audit committee and a member of its compensation committee from the Separation until Sun’s acquisition by Genesis HealthCare LLC in December 2012. Mr. Walters has served with a financial consulting firm as President of Tri-River Capital since 1999 and previously served with investment banking companies for over 25 years, including: Managing Director of Prudential Securities from 1997 to 1999; Senior Vice President and Managing Director of Smith Barney from 1984 to 1988, where he was in charge of the financial institutions group; and the head of the financial institutions group of Warburg Paribas Becker from 1969 to 1984, including as Managing Director from 1978 to 1984. Previously, from 2008 until its sale in June 2014, Mr. Walters served as a director of Frederick’s of Hollywood Group, Inc., a former publicly held company that designs, manufactures and sells women’s clothing, where he most recently served as the lead director and sole member of the independent committee and as a member of the nominating and governance committee. Mr. Walters also serves on the board of directors and as a member of the executive committee of Lyme Land Conservation Trust, a non-profit organization, and as chairman of the board of directors of the Southeast Connecticut World Affairs Council, also a non-profit organization.

Director Qualifications:

•	Leadership experience—current president of a financial consulting firm, former managing director of investment banking companies and chairman of a non-profit organization;

•	Finance experience—current audit committee chairman of public companies and extensive experience from 40 years of financial consulting and investment banking positions; and

•	Public company experience—director and audit committee chairman of public companies.

Executive Officers of the Company

The following sets forth biographical information regarding our executive officers, other than Mr. Matros, whose biographical information is set forth above.

Harold W. Andrews, Jr. Mr. Andrews, 53, served as Sabra’s Treasurer and Secretary from May 2010 to November 2010 and has served as Sabra’s Executive Vice President, Chief Financial Officer and Secretary since November 2010. Mr. Andrews is also a member of, and a member of the management committee of, Journey Health Properties, LLC and Journey Lane 5, LLC, two real estate holding entities he organized to own and lease specialized healthcare facilities and a commercial office building. From 1997 to May 2008, Mr. Andrews was also a member, a member of the management committee and Chief Financial Officer of CareMeridian. Previously, from 1996 to 1997, Mr. Andrews served as the Vice President of Finance for Regency Health Services, Inc., a provider of post-acute care services. Prior to that time, he spent 10 years in public accounting at Arthur Andersen LLP, including serving as senior manager for publicly traded healthcare and real estate companies. Mr. Andrews is also a CPA and a member of the AICPA and Financial Executives International. He also serves on the board of directors of Links Players International, a non-profit organization.

Talya Nevo-Hacohen. Ms. Nevo-Hacohen, 58, has served as Sabra’s Executive Vice President, Chief Investment Officer and Treasurer since November 2010. From September 2006 to August 2008 and from

February 2009 to November 2010, Ms. Nevo-Hacohen served as an advisor to private real estate developers and operators regarding property acquisitions and dispositions, corporate capitalization, and equity and debt capital raising. From August 2008 to February 2009, Ms. Nevo-Hacohen was a Managing Director with Cerberus Real Estate Capital Management, LLC, an affiliate of Cerberus Capital Management, L.P., a private investment firm. From 2003 to 2006, Ms. Nevo-Hacohen served as Senior Vice President—Capital Markets and Treasurer for HCP, Inc., a healthcare REIT. Previously, from 1993 to 2003, Ms. Nevo-Hacohen worked for Goldman, Sachs & Co. where she was a Vice President in the investment banking and finance, operations and administration divisions. Prior to her affiliation with Goldman Sachs, she practiced architecture and was associated with several architectural firms in New York.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

We are committed to effective corporate governance that promotes the long-term interests of our stockholders and strengthens Board and management accountability.

Governance Highlights

✓ Annual Election of Directors	✓ Active Stockholder Engagement Practices
✓ Highly Independent Board (7 of 8 Directors) and Fully Independent Committees	✓ Policies and Practices to Align Executive Compensation with Long-Term Stockholder Interests
✓ Majority Voting for Directors in Uncontested Elections, with a Director Resignation Policy	✓ Lead Independent Director with a Well-Defined Role and Robust Responsibilities
✓ No Supermajority Vote Requirements	✓ Annual Review of CEO and Management Succession Plans
✓ Robust Stock Ownership Requirements for Executives and Directors	✓ Written Related Person Transaction Policy
✓ Annual Board and Committee Evaluations	✓ Code of Conduct and Ethics
✓ Regular Executive Sessions of Independent Directors	✓ Anti-Hedging and Anti-Pledging Policies
✓ Adopted Majority Voting Standard for Stockholder Bylaw Amendments	✓ Clawback Policy
✓ No Stockholder Rights Plan

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, Board composition and director qualifications, selection of the Chairman of the Board and the Lead Independent Director, composition of the Board’s standing committees, stockholder communications with the Board, succession planning and the Board’s annual performance evaluation.

In April 2018, in connection with our ongoing engagement with our stockholders, our Board of Directors amended our Corporate Governance Guidelines to underscore our focus on diversity, by explicitly stating that the Board of Directors and the Nominating and Governance Committee are committed to actively seeking qualified women and individuals from minority groups to include in the pool from which new Board members or director nominees are selected.

A current copy of the Corporate Governance Guidelines is posted in the Investors—Corporate Governance section of our website at www.sabrahealth.com.

Commitment to Diversity

We are focused on maintaining a diverse and inclusive workforce, as our Board believes that diversity is vital to our continued success. As of March 31, 2018, women comprised 33% of our executive officers and 62% of our full-time employees. In addition, our workforce is also diverse by age, national origin, ethnicity and cultural background. We are also committed to diversity at the Board level. As described above, in April 2018, our Board of Directors amended our Corporate Governance Guidelines to underscore our focus on diversity. Our Board of Directors is committed to having a Board that collectively represents a diversity of backgrounds and experiences in order to best ensure the continued success of our business and represent stockholder interests. In furtherance of this objective, our Board of Directors and the Nominating and Governance Committee are committed to actively seeking qualified women and individuals from minority groups to include in the pool from which new Board members or director nominees are selected.

Stockholder Engagement

Our management and our Board of Directors value the input of our stockholders and prioritize engaging with our stockholders. In 2017, we engaged with and solicited input from our stockholders on a variety of topics, including our CCP acquisition, company updates, corporate strategy, industry trends, and corporate governance practices. Our stockholder engagement is a collaborative process and we regularly seek feedback on whether the information we report is responsive to investor needs. As an example of this collaborative approach, we have made substantial revisions to our quarterly supplemental disclosure package to reflect input from our stockholders and have received very positive feedback on those revisions. In addition, we have recently amended our Corporate Governance Guidelines as part of our engagement with our stockholders regarding governance matters.

Our engagement with investors during 2017 included attending nine investor conferences and two non-deal roadshows, as well as other investor outreach, which allowed us to engage with numerous stockholders, including over 30 of our top 50 stockholders.

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of our Board of Directors qualify as “independent directors” under applicable rules of the Nasdaq Stock Market LLC (the “Nasdaq rules”) and the rules and regulations of the SEC. In considering the independence of each director, the Board of Directors reviews information provided by each director and considers whether any director has a relationship that would interfere with the director’s exercise of independent judgment in carrying out his responsibilities as a director. Our Board of Directors has affirmatively determined that none of Messrs. Barbarosh, Ettl, Foster, Geary, Lewis, Malehorn or Walters has a relationship that, in the opinion of the Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out his responsibilities as a director and that each such director is an independent director under the Nasdaq and SEC rules. Mr. Matros does not qualify as an independent director because he is employed as our President and Chief Executive Officer.

Committees of the Board of Directors

The standing committees of our Board of Directors include: Audit, Compensation, and Nominating and Governance. The members of these standing committees are appointed by and serve at the discretion of the Board of Directors. Current copies of the charters for each of these committees are posted in the Investors—Corporate Governance section of our website at www.sabrahealth.com.

Our Chief Executive Officer and our Chief Financial Officer and Secretary regularly attend meetings of our Board committees when they are not in executive session and report on matters that are not addressed by other officers. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

Audit Committee

The Audit Committee consists of Mr. Barbarosh (Chair), Mr. Foster and Mr. Walters. The Board of Directors has determined that each member of the Audit Committee is an “independent director” under the Nasdaq rules. In addition, each member of the Audit Committee is also “independent” under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and satisfies the additional financial literacy requirements of the Nasdaq rules. The Board has designated one member of the Audit Committee, Mr. Foster, as an “audit committee financial expert” as defined by SEC rules. The Board based its determination on the qualifications and business experience of Mr. Foster described above under “Board of Directors and Executive Officers—Directors of the Company.”

The Audit Committee is responsible for overseeing Sabra’s accounting and financial reporting processes and the audit of Sabra’s financial statements, including the integrity of Sabra’s financial statements, the qualifications and independence of Sabra’s independent registered public accounting firm and the performance of Sabra’s independent registered public accounting firm and internal auditors. Among other things, the Audit Committee is responsible for the appointment, compensation and retention of Sabra’s independent registered public accounting firm; pre-approval of all audit and non-audit services to be performed by the independent registered public accounting firm; review of Sabra’s internal controls and disclosure controls and procedures; oversight of Sabra’s internal audit function; oversight of Sabra’s legal and regulatory compliance and risk assessment and risk management policies; and review and approval of any related party transactions. The Audit Committee is also responsible for preparing the Audit Committee Report included in this Proxy Statement. In performing its responsibilities, the Audit Committee meets regularly with management, Sabra’s independent registered public accounting firm and Sabra’s internal auditors.

Compensation Committee

The Compensation Committee consists of Mr. Ettl (Chair), Mr. Barbarosh and Mr. Walters. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” under the Nasdaq rules. In making the determination regarding the independence of each member of the Compensation Committee, the Board of Directors considered whether the director has a relationship with Sabra that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.

The Compensation Committee oversees and determines the compensation of Sabra’s Chief Executive Officer and other executive officers, including salaries, bonuses and awards of equity-based compensation, approves all employment and severance agreements for executive officers, makes recommendations to the Board with respect to the adoption or amendment of incentive compensation plans and stock-based benefit plans, administers Sabra’s stock-based benefit plans and makes recommendations to the Board of Directors concerning the compensation of directors. The Compensation Committee is also responsible for reviewing the Compensation Discussion and Analysis included in this Proxy Statement and for preparing the Compensation Committee Report included in this Proxy Statement.

The Compensation Committee is solely responsible for making the final decisions on compensation for Sabra’s executive officers. However, the Compensation Committee takes into account recommendations of Sabra’s Chief Executive Officer in determining the compensation (including stock awards) of executive officers other than the Chief Executive Officer. Otherwise, Sabra’s officers do not have any role in determining the form or amount of compensation paid to the executive officers of Sabra. In addition, the Compensation Committee retains the power to appoint and delegate matters to a subcommittee comprised of at least one member of the Compensation Committee, except that the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee does not currently intend to delegate any of its responsibilities to a subcommittee.

Pursuant to its charter, the Compensation Committee is authorized to retain compensation consultants to assist in the evaluation of compensation to Sabra’s executive officers. As further described under “Executive Compensation—Compensation Discussion and Analysis” below, since our becoming a separate publicly traded company following the Separation, the Compensation Committee has retained Frederic W. Cook & Company, Inc. (“FWC”) as its independent compensation consultant to assist the Compensation Committee with the design and structure of our executive compensation program and the amounts payable thereunder. The Compensation Committee is directly responsible for the appointment, compensation and oversight of FWC’s work, and does not believe FWC’s work has raised any conflict of interest. FWC reports only to the Compensation Committee and does not perform services for us, except for executive compensation-related services on behalf of, and as instructed by, the Compensation Committee. All compensation decisions were made solely by our Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee consists of Mr. Ettl (Chair), Mr. Foster and Mr. Walters. The Board of Directors has determined that each member of the Nominating and Governance Committee is an “independent director” under the Nasdaq rules.

As further described below under “—Director Nomination Process,” the Nominating and Governance Committee assists our Board of Directors in identifying individuals qualified to become Board members and selecting the director nominees for each annual meeting of stockholders. The Nominating and Governance Committee also makes recommendations to the Board of Directors concerning the structure and operations of the Board and its committees and is responsible for overseeing the Corporate Governance Guidelines, for developing and recommending to the Board of Directors any changes to the Corporate Governance Guidelines, for overseeing new director orientation and director continuing education and for receiving reports annually from the Chief Executive Officer concerning senior management development and succession plans.

Meetings and Attendance

During 2017, there were 16 meetings of the Board of Directors, five meetings of the Audit Committee, six meetings of the Compensation Committee and two meetings of the Nominating and Governance Committee. Each of our directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he served during 2017. In addition, the independent directors meet regularly in executive session without the presence of management. Mr. Foster, who has been designated by our Board of Directors as Lead Independent Director, chairs these executive sessions of the independent directors.

Our Board of Directors encourages each director to attend the annual meeting of stockholders. All of our then directors attended the 2017 annual meeting of stockholders in person or by telephone.

Board Leadership Structure

Our Corporate Governance Guidelines provides that the Board is free to make its choice for Chairman and Chief Executive Officer in any way that the Board of Directors considers best for Sabra at a given point in time. Accordingly, the Chairman and Chief Executive Officer positions may be filled by one individual or by two different individuals. The Board believes that the most effective leadership structure for Sabra at this time is for Mr. Matros to serve as both our Chairman and Chief Executive Officer, in concert with an independent director serving as our Lead Independent Director.

Our Board of Directors believes that Mr. Matros, our Chief Executive Officer, is best suited to serve as our Chairman because he is the director most familiar with Sabra’s business and industry and most capable of identifying strategic priorities. In the Board’s view, combining the roles of Chairman and Chief Executive Officer facilitates the flow of information between management and the Board, and helps assure that the strategies adopted by the Board will be best positioned for execution by management.

To promote the independence of the Board and appropriate oversight of management and to demonstrate our commitment to strong corporate governance, the Board of Directors designates annually an independent, non-employee director to serve as our Lead Independent Director. As noted above, our Board of Directors has currently designated Mr. Foster to serve as our Lead Independent Director. The Lead Independent Director helps to facilitate free and open discussion and communication among the independent directors of the Board. The duties of the Lead Independent Director include chairing all meetings of the independent directors when they meet in executive session and chairing all meetings of the full Board in the absence of the Chairman; representing the Board in meetings with third parties, as appropriate; and working with the Chairman to finalize information provided to the Board, meeting agendas and meeting schedules. The Lead Independent Director also sets the agenda for the meetings held in executive session, and discusses issues that arise from these meetings with the Chief Executive Officer. The non-employee members of the Board meet in executive session during each regularly scheduled Board meeting and during special meetings of the Board as appropriate.

Risk Oversight

One of the principal functions of our Board of Directors is to provide oversight concerning the assessment and management of risk related to our business. The Board of Directors is involved in risk oversight through approval authority with respect to fundamental financial and business strategies and major corporate activities, including material acquisitions and financings, as well as through its oversight of management and the committees of the Board of Directors. Management is responsible for identifying the material risks facing Sabra, implementing appropriate risk management strategies and ensuring that information with respect to material risks is shared with the Board of Directors or the appropriate Board committee. In connection with this responsibility, members of management provide regular reports to the Board of Directors regarding business operations and strategic planning, financial planning and budgeting, regulatory matters and information systems and cybersecurity, including any material risk to Sabra relating to such matters.

The Board of Directors has delegated oversight for specific areas of risk exposure to committees of the Board of Directors as follows:

•	The Audit Committee is responsible for periodically discussing Sabra’s overall risk assessment and risk management policies with management, our internal auditors and our independent registered public accounting firm as well as Sabra’s plans to monitor, control and minimize any risk exposure. The Audit Committee is also responsible for primary risk oversight related to our financial reporting, accounting and internal controls and oversees risks related to our compliance with legal and regulatory requirements.

•	The Compensation Committee oversees, among other things, the assessment and management of risks related to Sabra’s compensation plans, policies and overall philosophy and equity-based incentive plans.

•	The Nominating and Governance Committee oversees the assessment and management of risks related to our governance structure, including our Board leadership structure and management succession.

At each regular meeting of our Board of Directors, the chairperson of each committee reports to the full Board regarding the matters reported and discussed at any committee meetings, including any matters relating to risk assessment or risk management. Our Chief Executive Officer, Chief Financial Officer and outside legal counsel regularly attend meetings of these committees when they are not in executive session, and often report on matters that may not be otherwise addressed at these meetings. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

Our Board of Directors believes that the processes it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and therefore do not have a material effect on Sabra’s leadership structure described under “—Board Leadership Structure” above.

Compensation Risk Assessment

Consistent with the Compensation Committee’s responsibilities described above, the Compensation Committee takes risk into consideration when reviewing and approving executive compensation, including when it approved our executive compensation program. The Compensation Committee has concluded that the current executive compensation program does not encourage inappropriate or excessive risk-taking. In making its determination, the Compensation Committee noted that each Named Executive Officer’s direct compensation under our executive compensation program consists primarily of a fixed base salary, an annual incentive bonus opportunity and long-term equity incentive awards. Long term incentive awards granted under our long-term equity award program are generally subject to a multi-year vesting schedule, a deferral feature for Named Executive Officers and performance conditions that are not solely dependent on stock price.

Director Nomination Process

Identifying and Evaluating Director Nominee Candidates

In identifying, evaluating and selecting potential director nominees for election at each annual meeting of stockholders and nominees for directors to be appointed by the Board of Directors to fill vacancies and newly created directorships, the Nominating and Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board, any stockholder of Sabra, senior management or an outside search firm engaged by the Nominating and Governance Committee if determined appropriate. All potential director nominees, other than potential incumbent director nominees, will be initially reviewed by the Chairman of the Nominating and Governance Committee or, in the Chairman’s absence, any other member of the committee delegated to initially review director candidates. If it is determined appropriate to proceed, a prospective director candidate may be interviewed by one or more of the other members of the Nominating and Governance Committee, other members of the Board of Directors and by the Chief Executive Officer. The Nominating and Governance Committee will provide informal progress updates to the Board of Directors and will meet to consider and recommend any final director candidates to the full Board of Directors. The Board of Directors is responsible for determining the final director candidates to be nominated for election at each annual meeting of stockholders and for appointing directors to fill vacancies on the Board.

The Nominating and Governance Committee considers all potential director nominees without regard to race, color, religion, gender, ancestry, national origin or disability. In considering whether to nominate a potential director candidate for election to the Board of Directors, the Nominating and Governance Committee considers whether the director candidate would meet the definition of independence required by the Nasdaq rules and applicable rules and regulations of the SEC. As set forth in Sabra’s Corporate Governance Guidelines, the Nominating and Governance Committee also seeks to elect directors who: (i) are of high character and integrity; (ii) are accomplished in their respective fields; (iii) have relevant expertise and experience, and are able to offer advice and guidance to management based on that expertise and experience; (iv) have sufficient time available to devote to Sabra’s affairs; (v) will represent the long-term interests of Sabra’s stockholders as a whole; (vi) are not age 80 or older at the time of election; and (vii) will collectively represent a diversity of backgrounds and experiences, including diversity with respect to gender, age and ethnicity. Our Board of Directors and the Nominating and Governance Committee are committed to actively seeking qualified women and individuals from minority groups to include in the pool from which new Board members or director nominees are selected. The Board of Directors and the Nominating and Governance Committee evaluate each individual in the context of the Board as a whole, with the objective of building a Board that is effective, collegial and can best represent the interests of Sabra and its stockholders, using its diversity of backgrounds and experiences. On an annual basis, as part of the performance evaluation of the Board of Directors, the Nominating and Governance Committee seeks feedback from members of the Board of Directors concerning whether the overall mix and diversity of Board members is appropriate for our company.

Stockholder Recommendations

As described above, the Nominating and Governance Committee will consider director candidates recommended by stockholders. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. To be properly communicated, stockholders desiring to recommend candidates for nomination or election to the Board of Directors should submit their recommendations in writing to the attention of the Secretary, Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, together with the following information: (i) all information about the stockholder and the candidate that would be required pursuant to Article II, Section 11 of our Bylaws if the stockholder was nominating the candidate for election to the Board of Directors, (ii) a statement of the proposed director candidate’s qualifications, taking into account the principles used by the Nominating and Governance Committee in evaluating possible candidates as described above, (iii) a statement detailing any relationship between the proposed director candidate and any tenant or competitor of Sabra, and (iv) detailed information about any relationship or understanding between the recommending stockholder and the director candidate. The

Nominating and Governance Committee may request additional information concerning the director candidate as it deems reasonably necessary to determine the eligibility and qualification of the director candidate to serve as a member of our Board of Directors. Stockholders who are recommending candidates for consideration by the Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendation no later than January 1 of the year of that meeting.

Please note that stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Nominating and Governance Committee as described above) must deliver written notice to our Secretary in the manner described in Article II, Section 11 of our Bylaws.

Management Succession Planning

Pursuant to our Corporate Governance Guidelines and the charter of the Nominating and Governance Committee, the Nominating and Governance Committee is responsible for reviewing the Company’s succession plan for the Chief Executive Officer and senior management. In performing these functions, the Chief Executive Officer annually reports to the Nominating and Governance Committee about developments of senior management personnel and succession plans.

Annual Board Evaluations

Pursuant to our Corporate Governance Guidelines and the charter of the Nominating and Governance Committee, the Nominating and Governance Committee oversees an annual evaluation of the performance of the Board and each committee of the Board. The evaluation process is facilitated by outside legal counsel and is designed to assess the overall effectiveness of the Board and its committees and to identify opportunities for improving Board and Board committee operations and procedures. The annual evaluations are generally conducted in the first quarter of each calendar year and the results of the annual evaluation are reviewed and discussed by the Board.

Policy on Hedging and Pledging of Sabra Shares

Sabra recognizes that hedging against losses in Sabra securities may disturb the alignment between stockholders and executives that Sabra’s Stock Ownership Policy (as described in the “Executive Compensation—Compensation Discussion and Analysis” below) and equity awards are intended to build. Accordingly, our Board has incorporated prohibitions on various hedging activities within Sabra’s Insider Trading Policy, which applies to all directors, executive officers and employees. The policy prohibits short sales of Sabra common stock and trading in “puts” and “calls” or other derivative securities that relate to Sabra common stock. The policy also prohibits hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Sabra securities.

In addition, because a margin call or foreclosure sale may occur at a time when a director, executive officer or employee is aware of material non-public information concerning Sabra, directors, executive officers and employees are prohibited from holding Sabra securities in a margin account or pledging Sabra securities as collateral for a loan. Accordingly, none of our directors or executive officers have pledged any shares of Sabra common stock.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees. Our Code of Conduct and Ethics can be found in the Investors—Corporate Governance section of our website at www.sabrahealth.com. Waivers from, and amendments to, our Code of Conduct and Ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions, will be timely posted in the Investors—Corporate Governance section of our website at www.sabrahealth.com as required by applicable law.

Stockholder Communications with the Board

Stockholders may send written communications to the Board of Directors or to specified individuals on the Board, c/o Sabra’s Secretary at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612. All mail received will be opened and communications from verified stockholders that relate to matters that are within the scope of the responsibilities of the Board of Directors, other than solicitations, junk mail and frivolous or inappropriate communications, will be forwarded to the Chairman of the Board of Directors or any specified individual director, as applicable. If the correspondence is addressed to the Board of Directors, the Chairman will distribute it to the other Board members if he determines it is appropriate for the full Board to review.

DIRECTOR COMPENSATION

Director Compensation—2017

The following table provides information on the compensation of the members of our Board of Directors who are not also our employees (“Non-Employee Directors”) for the year ended December 31, 2017. The compensation paid to Mr. Matros, who is also one of our employees, is presented in the Summary Compensation Table and the related tables included below under “Executive Compensation.” Mr. Matros is not entitled to receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)(3)	Total ($)
Craig A. Barbarosh	91,000	(4)	104,990	195,990
Robert A. Ettl	82,000	(4)	104,990	186,990
Michael J. Foster	81,500		104,990	186,490
Ronald G. Geary	20,551		96,242	116,793
Raymond J. Lewis (5)	20,551		96,242	116,793
Jeffrey A. Malehorn	20,551		96,242	116,793
Milton J. Walters	68,000		104,990	172,990

(1)	Amounts reported represent the aggregate grant date fair value of the annual equity awards granted to the Non-Employee Directors in 2017. The aggregate grant date fair value of these awards was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718, and excludes the effects of estimated forfeitures. The reported award values have been determined using the assumptions described in Note 12 to the Consolidated Financial Statements included in Sabra’s Annual Report on Form 10-K for the year ended December 31, 2017.
(2)	On June 20, 2017, each Non-Employee Director who was a director as of such date (i.e., Messrs. Barbarosh, Ettl, Foster and Walters) received an annual equity award of 4,342 stock units. The grant date fair value of each such director’s annual equity award was $104,990. On August 17, 2017, each Non-Employee Director who became a director on such date (i.e., Messrs. Geary, Lewis and Malehorn) received a prorated annual equity award of 4,544 stock units. The grant date fair value of each such director’s annual equity award was $96,242.
(3)	As of December 31, 2017, each of Messrs. Barbarosh, Ettl, Foster and Walters held 2,266 unvested stock units, and each of Messrs. Geary, Lewis and Malehorn held 2,799 unvested stock units.
(4)	Messrs. Barbarosh and Ettl each elected to receive all of their annual retainers and additional retainers in the form of stock units instead of cash. Accordingly, Mr. Barbarosh received 3,521 fully vested stock units for his service during 2017, and Mr. Ettl received 3,301 fully vested stock units for his service during 2017. However, the retainers that each Non-Employee Director elected to receive in units are reported as though they had been paid in cash and not converted to units.
(5)	In addition to the compensation paid to Mr. Lewis for service as a Non-Employee Director as reported above, Mr. Lewis is also entitled to a monthly reimbursement in respect of his medical, dental and vision coverage expenses until August 2019 under the terms of his previous employment agreement with CCP.

Directors’ Compensation Policy

Under our Directors’ Compensation Policy, each Non-Employee Director is entitled to receive the following as cash compensation: (1) an annual retainer of $55,000, payable in four equal quarterly installments, and (2) $1,000 for each committee (but not Board of Directors) meeting attended, with the meeting fee reduced to $500 for telephonic meetings lasting less than 30 minutes or for in-person meetings which the director attends other than in person. Any Non-Employee Director serving as Chair of the Board or as the Lead Independent Director and each Chairperson of a committee of the Board of Directors is entitled to receive an additional annual retainer, payable in four equal quarterly installments, as follows: $20,000 for Chair or Lead Independent Director, $25,000

for Audit, and $10,000 each for Compensation and Nominating and Governance. The annual retainer and any additional retainers are each pro-rated for partial years of service.

The Non-Employee Directors have the right to elect to receive their annual retainers and any additional annual retainers in the form of stock units in lieu of cash, which units would be issued as of the last day of the quarter in which the retainers relate and would be valued as of the award date. Under our current Directors’ Compensation Policy, each of the Non-Employee Directors is entitled to receive an annual award of restricted stock units valued at $105,000 on the date of the award. Each Non-Employee Director’s annual award of restricted stock units vests over a period of one year (and will in all events become vested in connection with the annual meeting of stockholders occurring in the year following the date of grant), is not distributable as shares of our common stock until the earlier of the fifth anniversary of the grant date, a change in control or the Non-Employee Director’s separation from service from the Board of Directors, and any unvested restricted stock units shall accelerate and vest in full on the occurrence of a change in control or the Non-Employee Director’s death or disability. All stock units are entitled to receive dividend equivalent payments, which are either paid in cash on a current basis or reinvested into additional stock units. Each Non-Employee Director’s annual award of restricted stock units is pro-rated for partial years of service.

Each of our Non-Employee Directors is reimbursed for out-of-pocket expenses for attendance at Board of Directors and committee meetings.

Stock Ownership Policy Applicable to Non-Employee Directors

Our Board of Directors has adopted a Stock Ownership Policy that requires each Non-Employee Director to own shares of our common stock equal in value to five times the annual Board cash retainer. Shares of our common stock subject to stock unit awards that have vested but the payment of which has been deferred count toward satisfaction of the required ownership level, but shares subject to stock options or unvested stock unit awards are not considered owned by the Non-Employee Director for purposes of this policy. The Non-Employee Directors are required to be in compliance with the required ownership level within five years from the date such person is first appointed or elected as a Non-Employee Director and are required to retain 50% of the net after-tax shares received in respect of equity awards until they are in compliance. Each of the Non-Employee Directors is currently in compliance with the required ownership levels.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

In 2017, our “Named Executive Officers” (Richard K. Matros, our Chairman, President and Chief Executive Officer; Harold W. Andrews, Jr., our Executive Vice President, Chief Financial Officer and Secretary; and Talya Nevo-Hacohen, our Executive Vice President, Chief Investment Officer and Treasurer), under the direction of our Board, proactively addressed the challenges facing the healthcare REIT industry and transformed our company, first with the acquisition of Care Capital Properties, Inc. (“CCP”) and then following that acquisition with strategic actions to reposition the CCP tenant portfolio, to address Genesis Healthcare, Inc. (“Genesis”) concentration levels and to take advantage of our enhanced scale and credit from the CCP acquisition to make value-enhancing investments beyond what we would have been able to accomplish without the benefit of CCP. These transformative transactions allowed us to achieve three of our long stated goals: achieving investment grade credit ratings, diversifying our tenant base so that no one tenant would drive the company narrative, and increasing our liquidity. We believe the transformational steps taken by our Named Executive Officers in 2017 have positioned our company to succeed in our dynamic industry. We believe we have the size, know-how, balance sheet and passion to deliver long-term value to our stockholders while promoting a high quality of care. Key highlights from 2017 include:

•	In August 2017, we acquired CCP in an all-stock transaction that created the following significant financial and operational benefits for our stockholders:

•	Created a premier healthcare REIT with a portfolio of over 500 investments across 43 states and Canada;

•	Increased diversification by relationship and geography, including significantly decreasing concentration from our top five relationships;

•	Improved our cost of capital by obtaining investment grade credit ratings and increasing our scale;

•	Delivered significant value creation, including synergies of approximately $20 million, and meaningful dividend growth; and

•	Positioned our company for additional growth and value creation, as exemplified by the other transactions described below.

•	In connection with the closing of the CCP acquisition, in August 2017, we enhanced our balance sheet by amending our credit facility to increase our unsecured revolving credit facility to $1 billion, U.S. dollar term loans to $1.1 billion and Canadian dollar term loan to CAD $125 million (from $500 million, $245 million and CAD $125 million, respectively, under the prior credit facility). The amended credit facility includes the ability to borrow up to $175 million in certain foreign currencies, contains an accordion feature that can increase the total available borrowings to $2.5 billion (an increase from $1.25 billion in the prior credit facility), subject to terms and conditions, and improves the pricing across the grid by 10 to 15 basis points for our revolving credit facility and 15 to 20 basis points for our term loans, respectively, and by up to 10 basis points on borrowings after achieving investment grade credit ratings.

•	Shortly following the CCP acquisition, we received investment grade credit ratings from Standard & Poor’s and Fitch and a two notch upgrade from Moody’s. These ratings upgrades provided an immediate improvement to our cost of debt under our credit facility, lowering our spread over LIBOR by 75 basis points on borrowings under the revolving credit facility and 45 basis points on term loan borrowings as compared to our prior credit facility.

•	A component of our diligence of the CCP acquisition and key to the value creation opportunity we envisioned was the development of a strategy to reposition the CCP portfolio and improve lease coverages, designed to provide those operators experiencing below-market lease coverage with adequate and sustainable operating cash flow to make the necessary investments in their operations and improve the overall financial performance and strength of the legacy CCP portfolio.

•	We believe that our CCP acquisition and the related increase in our credit facility was also the catalyst for two other significant value-creating transactions, totaling $912.6 million, by providing the scale to enable the acceleration of these portfolio enhancing transactions:

•	We entered into definitive agreements in September 2017 with affiliates of Enlivant and TPG Real Estate, the real estate platform of TPG, to acquire a 49% equity interest in an entity that owns 172 senior housing communities managed by Enlivant (the “Enlivant Joint Venture”) and closed on the transaction in January 2018. The large-scale portfolio is geographically diversified across 18 states and is nearly 100% private pay. We paid $352.7 million for the 49% noncontrolling interest, which implies an aggregate portfolio value for the Enlivant Joint Venture of $1.49 billion, inclusive of the outstanding indebtedness of $791.3 million for the portfolio. The joint venture agreement includes an option for us to acquire the remainder of the outstanding equity interests in the Enlivant Joint Venture by January 2, 2021 and grants us the right of first offer if our partner in the Enlivant Joint Venture desires to transfer its equity interest (which it may do commencing on January 2, 2020). Additionally, in January 2018, we acquired 11 senior housing communities that are operated by Enlivant pursuant to property management agreements for $138.3 million.

•	We entered into a sale/leaseback transaction with a premier west coast operator for 23 skilled nursing/transitional care facilities for a total purchase price of $421.6 million (the “Nova Portfolio”). We closed on the acquisition of 21 of the 23 facilities in September 2017 for a purchase price of $378.8 million and acquired the remaining two facilities in January 2018 for a purchase price of $42.8 million.

•	In 2017, we continued our proactive efforts to reduce the concentration of our revenues attributable to leases with Genesis. We have entered into memoranda of understanding with Genesis to market for sale up to all of our remaining Genesis facilities and to restructure our lease agreements with Genesis to increase the marketability of these facilities to potential buyers. During 2017, we completed the sale of 24 of our Genesis facilities, and as of the date of this Proxy Statement, we have completed the sale of an additional five Genesis facilities. We expect to complete the sales of 41 of our remaining 49 Genesis facilities during 2018 and to retain eight facilities, although we cannot provide assurance that the sales will be completed in that timeframe, if at all. The Nova Portfolio transaction provided the catalyst for our company to be able to sell additional Genesis assets without material disruption to our lease revenues.

•	In the current dynamic skilled nursing and senior housing market, the quality of the operator is more important than ever. The transformative transactions described above position our company to realign certain components of our portfolio so that we partner with operators that fit our desired profile and demonstrate the ability to navigate paradigm shifts.

•	In September and October 2017, we completed an underwritten public offering of an aggregate 18.4 million newly issued shares of our common stock, resulting in net proceeds (after underwriting costs) of $370.9 million.

•	We increased net income attributable to common stockholders, funds from operations attributable to common stockholders (“FFO”) and adjusted funds from operations attributable to common stockholders (“AFFO”) for 2017 to $148.1 million, $211.3 million and $242.3 million, respectively, from $60.0 million, $164.4 million and $161.5 million, respectively, for 2016. Our FFO performance allowed us to set our quarterly dividend at $0.45 per share following the CCP acquisition. Please see pages 44 to 46 of Sabra’s Annual Report on Form 10-K for the year ended December 31, 2017 for information about FFO and AFFO, including a reconciliation of these measures to net income attributable to common stockholders, the most directly comparable financial measure reported under generally accepted accounting principles in the United States.

Sabra’s consistent strategy and forward-thinking leadership has propelled us to become the strong and diverse REIT we are today. The transformation of Sabra began with Sabra 2.0 as a result of the CCP acquisition and the sales of certain facilities leased to Genesis, and was quickly followed with Sabra 3.0 as a result of the investment in the Enlivant Joint Venture, the acquisition of the Nova Portfolio and the proposed sales of all but eight of the remaining facilities leased to Genesis.

We began 2017 heavily dependent on lease revenues from a financially strained Genesis. During the second half of 2017, Genesis reported a going concern qualification in its financial statements and requested a $19 million rent reduction from Sabra. These events reinforced our publicly voiced concerns regarding Genesis and further demonstrate the critical importance of the transformative transactions in positioning our company away from Genesis’s growing vulnerability.

Under the leadership of our Named Executive Officers, Sabra successfully accelerated its growth and diversification in 2017, emerging as a more robust company focused on value creation, but still committed to our operator roots. We believe that the CCP acquisition and the related expansion of our credit facility were key to having the opportunity and ability to execute on the Enlivant and Nova investments. The completion of these transactions also positioned us to proactively address our Genesis concentration by working with Genesis on a disposition plan that provided them with rent relief, which, along with other restructuring efforts undertaken by Genesis with its other key landlords and creditors, allowed Genesis to engage in a substantive restructuring and avoid bankruptcy. We believe that if we had completed only ordinary course transactions during 2017, then our results of operations could have been substantially impacted by the concessions to Genesis. Instead, the culmination of these portfolio transaction activities during 2017 resulted in a high-quality healthcare real estate portfolio with enhanced scale and increased diversification, a lower cost of capital and future proprietary acquisition opportunities, all of which we believe will drive increased stockholder value.

The following chart highlights the Sabra transformation:

	As of December 31, 2010	As of December 31, 2016	As of December 31, 2017
Enterprise Value ($Bn)	$773.3 million	$2.9 billion	$6.4 billion
Annualized Revenues (as of December 31)	$70.2 million	$242.5 million	$617.4 million ($675.7 million, after giving effect to the January 2018 closings(2))
Investments(1)	86 investments, including 9,603 beds/units	183 investments, including 18,878 beds/units	507 investments, including 53,558 beds/units (692 investments, including 62,104 beds/units, after giving effect to the January 2018 closings(2))
Top 5 Relationship Concentration (% of annualized revenues)	100%	69%	42%
Genesis Concentration (% of annualized revenues)	100%	32%	11%
Liquidity	$161.8 million, consisting of $74.2 million of unrestricted cash and cash equivalents and $87.6 million available for borrowing under our senior secured revolving credit facility	$499.5 million, consisting of $25.5 million of unrestricted cash and cash equivalents (excluding joint venture cash and cash equivalents) and $474.0 million available for borrowing under our revolving credit facility	$877.4 million, consisting of $518.4 million of unrestricted cash and cash equivalents (excluding joint venture cash and cash equivalents) and $359.0 million available for borrowing under our revolving credit facility(2)
Credit Ratings	High Yield	High Yield	Investment Grade (S&P and Fitch)

(1)	Includes investments held through unconsolidated joint ventures.
(2)	Subsequent to December 31, 2017, we closed on our investment in the Enlivant Joint Venture and on our acquisitions of 11 senior housing communities that are operated by Enlivant pursuant to property management agreements and the two remaining facilities in the Nova Portfolio, and we funded these closings using $515.8 million of cash and $18.0 million of proceeds from our revolving credit facility.

Summary of 2017 Compensation Decisions

As described above, 2017 was a transformational year for Sabra as a result of the CCP acquisition, the sales of facilities leased to Genesis, the Enlivant Joint Venture investment and the acquisition of the Nova Portfolio. The magnitude of the transformational transactions is illustrated by the increases in our enterprise value

($6.4 billion compared to $2.9 billion) and in our annualized revenues ($675.7 million after giving effect to the January 2018 closings, compared to $242.5 million) as of December 31, 2017 compared to December 31, 2016.

In light of these transformative achievements, the Compensation Committee determined that it was appropriate to review our executive compensation program with the primary goal of ensuring that our executive compensation program is properly designed to motivate our Named Executive Officers to create long-term stockholder value that we expect to result from the transformative transactions achieved during 2017. The executive compensation program objective is to reward our executives for successfully creating long-term stockholder value by executing on our strategic plan, while at the same time penalizing our executives and requiring forfeiture of compensation if they are not able to successfully execute our strategic plan and grow stockholder value.

Primary Objective of 2017 Compensation Decisions ➢ Motivate Named Executive Officers to Create Long-Term Stockholder Value From 2017 Transformative Transactions

The Compensation Committee’s actions to incentivize the Named Executive Officers to create long-term value from our 2017 transformative transactions included the following highlights:

➢	Increased Weighting of TSR Units. Since becoming an independent, publicly traded company following our 2010 Separation from Old Sun (which was acquired by Genesis), a key feature of our executive compensation program has been our long-term equity award program. Since the Separation, approximately two-thirds of the grant date value of our annual equity awards has been subject to performance-vesting conditions. The grant date value of performance-based annual equity awards historically has been split equally between FFO-based awards (“FFO Units”) and relative stockholder return-based awards (“TSR Units”). For the 2017 awards, the Compensation Committee decided to increase the weighting of the TSR Units so that the TSR Units comprise approximately 70% of the grant date value of the performance-based annual equity awards, with FFO Units making up the remaining approximately 30% of the performance-based annual equity awards. The 2017 awards were granted after our transformative transactions were completed or subject to binding agreements and are designed to reward our Named Executive Officers for the long-term success of these transformative transactions.

65% of grant date value of annual equity awards is performance-based, with TSR Units now making up approximately 70% of performance-based awards

➢

Bonuses for 2017 Awarded in Long-Term Equity. At the end of 2016, the Compensation Committee established 2017 target bonuses for each Named Executive Officer at the same level as in effect in prior years. Our annual bonuses have historically become payable based on our annual FFO performance. However, because discussions regarding the CCP acquisition were ongoing during the first quarter of 2017, the Compensation Committee determined not to establish any annual bonus plan pending the outcome of discussions with CCP. Following the CCP acquisition in August 2017, the Compensation Committee determined that it was too late in the year to establish an annual bonus plan and FFO goals, and that the Named Executive Officers would be more appropriately motivated to create long-term value if 2017 annual bonuses were instead awarded subject to a multi-year vesting period. As a result, in December 2017, the Compensation Committee determined to increase the grant date value of each executive’s annual equity award by the amount of each executive’s previously approved target bonus amount. This decision meant that the Named Executive Officers would not receive any annual or short-term incentive compensation for 2017, but by “rolling” their target bonus amounts into long-term equity awards, the executives would have the opportunity to earn additional long-term compensation to the extent their actions in 2017 (and beyond)

enhanced stockholder value. Granting the bonus value in the form of long-term equity units effectively extended the performance period and retention incentive from a 2017 year-end bonus into a 2017-2020 award that will depend on the long-term success of our transformative transactions.

No annual bonuses paid for 2017; long-term equity awards granted instead (65% of which is performance based)

➢	Special TSR Unit Award. At the end of 2017, the Compensation Committee determined to grant each Named Executive Officer a special, one-time award of TSR Units. Like the TSR Units granted as part of each executive’s annual equity award, the target performance level was set at the 55th percentile of our TSR comparison peers described below, and the actual payout may range from 0% to 200% of the target number of TSR Units awarded. The 55th percentile target TSR performance level is higher than the 50th percentile target pay philosophy discussed further below. The Compensation Committee determined to grant this award to reinforce the importance of creating long-term value from our 2017 transformative transactions, and to provide additional compensation that becomes payable if our executives are successful in enhancing stockholder value.

Special award of TSR Units to motivate achievement of TSR from 2017 transformative transactions

➢	Continued Mandatory Deferral and Holding Period. In 2016, we introduced a mandatory deferral feature for the Named Executive Officers’ long-term equity awards, which requires that vested awards be held and will not become payable until the fifth calendar year following the grant date (subject to earlier payment in connection with the executive’s death, disability, termination of employment and certain change in control transactions). This deferral feature is in addition to a one-year post-vesting holding period requirement that also applies to the awards and is described in more detail below. All of the equity awards granted to the Named Executive Officers during 2017 (including the special TSR Unit award) are subject to a mandatory five-year deferral and one-year post-vesting holding period.

All 2017 executive equity awards are subject to a mandatory five-year deferral and one-year post- vesting holding period

➢	Increased Stock Ownership Requirements. In December 2017, the Compensation Committee approved an amendment to our Stock Ownership Policy (subsequently confirmed in April 2018 by our Board of Directors) to require our Chairman, President and Chief Executive Officer to have direct ownership of shares of our common stock having a value equal to at least 10 times his annual base salary (up from 6 times annual base salary), and for the other Named Executive Officers to have direct ownership of shares of our common stock having a value equal to at least 5 times his or her annual base salary (up from 2 times annual base salary).

Adopted increased stock ownership requirements (10x for CEO and 5x for other executives) to further align executive interests with stockholders

➢

Change in Compensation Philosophy. As noted above, our enterprise value increased from $2.9 billion as of December 31, 2016 to $6.4 billion as of December 31, 2017. This substantial increase is due largely to the

CCP acquisition and the other transformative actions taken in 2017. As a direct result of Sabra becoming a larger, more diversified company in 2017, the Compensation Committee revisited our historical practice, which was to target total direct compensation (base salary + target bonus amount + target grant date value of long-term equity awards) at the 75th percentile of the targeted total direct compensation provided by our peer companies to similarly situated executives. After its review, the Compensation Committee determined that Sabra has reached a size and stage in its evolution following the 2017 transformative transactions that makes a 50th percentile targeting philosophy more appropriate. Beginning with the executive compensation decisions made in December 2017 (which were the first compensation decisions made following the CCP acquisition and the approval of our new, larger peer group described below), the Compensation Committee has shifted to a 50th percentile compensation philosophy. One of the immediate effects of this compensation philosophy was that the 2018 salaries for our Named Executive Officers were maintained at 2017 levels.

Moved from a 75th percentile compensation philosophy to a 50th percentile compensation philosophy as a result of becoming a larger, more diversified company

➢	Continued to Reinforce Importance of Long-Term Growth Through Equity Award Forfeitures. Approximately 33% of the grant date value of each Named Executive Officer’s 2015 annual equity award was granted in TSR Units that could vest for the 2015-2017 performance period. All of the Named Executive Officers’ TSR Units for this performance period were forfeited without any payment being made as a result of our three-year relative stockholder return over this period. A similar result occurred for the 2014-2016 performance period, when all of the TSR Units for this performance period were also forfeited without any payment being made. As a result of the forfeitures of the 2015-2017 and 2014-2016 TSR Units, our Chief Executive Officer forfeited TSR Units having a total grant date value of $1,394,268, while each of the other Named Executive Officers forfeited TSR Units having a total grant date value of $564,553. As a result of the increased weighting of TSR Units (and the special TSR Unit award) granted in 2017, the economic impact of a forfeiture or below-target payout of TSR Units will be magnified, which will penalize the executives if they are not able to successfully execute our strategic vision and grow stockholder value.

Over the past two years our CEO forfeited TSR Units

having an aggregate grant date value of $1,394,268,

and each of our other executives forfeited TSR Units

having an aggregate grant date value of $564,553 as a

result of our total stockholder returns over the

applicable performance periods

The remainder of this section describes our executive compensation program and the material elements of compensation awarded to, earned by or paid to the Named Executive Officers during 2017.

Compensation Program and Objectives

Our compensation program for executives is intended to:

•	motivate our executive officers to create long-term stockholder value that we expect to result from our 2017 transformative transactions;

•	align the interests of our executive officers with the interests of our stockholders;

•	enhance FFO per share and AFFO per share;

•	attract and retain quality executive officers;

•	motivate and reward high performance levels; and

•	inspire teamwork and collaboration among the executives.

We believe that our executive compensation program is appropriately structured to accomplish these objectives. Our executive compensation program consists of four material elements: base salaries, annual incentive compensation opportunities, long-term incentive awards and severance benefits. Each of these compensation elements is described in more detail below.

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee of our Board of Directors has the authority to determine the amount of compensation given to each of the Named Executive Officers. The Compensation Committee approves our executive compensation philosophy and procedures, and is responsible for administering our equity compensation plans, including approving grants of awards under the plans. The Compensation Committee is also responsible for approving employment agreements we may enter into with the Named Executive Officers. In performing its duties, the Compensation Committee is authorized to consider the recommendations of our Chairman and Chief Executive Officer when determining the compensation of the other Named Executive Officers.

The elements of our executive compensation program were each approved by the Compensation Committee. None of the Named Executive Officers is a member of the Compensation Committee or, except for recommendations made by Mr. Matros with respect to the compensation of the other Named Executive Officers, had any role in determining the compensation of the Named Executive Officers.

Role of the Compensation Consultant

Since our becoming a separate publicly traded company following the Separation, the Compensation Committee has retained FWC as its independent compensation consultant. The Compensation Committee is directly responsible for the appointment, compensation and oversight of FWC’s work and does not believe FWC’s work has raised any conflict of interest. FWC reports only to the Compensation Committee, and does not perform services for us, except for executive and director compensation-related services on behalf of, and as instructed by, the Compensation Committee.

As discussed above, the Compensation Committee conducted a review of our executive compensation program towards the end of 2017 to ensure that it was properly designed to motivate our Named Executive Officers to create long-term stockholder value that we expect to result from the transformative transactions achieved during 2017. The Compensation Committee requested recommendations from FWC on potential changes to our existing compensation program that could motivate long-term returns. FWC recommended that we continue with our historic practice of awarding approximately two-thirds of the grant date value of our annual equity awards in performance-based units, but that we also increase the weighting of the TSR Units. 100% of the TSR Units awarded for the 2015-2017 and 2014-2016 performance periods were forfeited, and FWC advised that increasing the weighting of the TSR Units would further align executive compensation amounts actually earned by the executives with their ability to create long-term value from our 2017 transformative transactions (in effect measuring the long-term success of these transactions for our stockholders). FWC also recommended “rolling” each Named Executive Officer’s previously approved 2017 target bonus amount into an additional long-term equity award. FWC advised that requiring the executives to forego a short-term payment for 2017 in exchange for an additional long-term opportunity was consistent with the Compensation Committee’s objective of motivating long-term value creation. The Compensation Committee determined to implement both of FWC’s recommended changes to our executive compensation program.

At the end of 2016 and in preparation for making 2016 equity award grants and base salary and bonus award decisions for 2017, the Compensation Committee engaged FWC to conduct an independent review of our executive compensation program to provide a competitive reference on pay levels, structure and performance alignment. As part of its review, FWC analyzed the salaries, target bonus opportunities, target cash compensation opportunities, equity award opportunities and targeted total direct compensation paid by the 2016 peer group of companies described below. This review was conducted at the end of 2016 and prior to the CCP acquisition and other 2017 transformative transactions.

As part of the Compensation Committee’s review of our executive compensation program following the CCP acquisition, the Compensation Committee engaged FWC to perform a similar independent review, with this review focused on the compensation paid by the 2017 peer group of companies described below. As described below, the 2017 peer group of companies recognizes Sabra’s larger size as a result of our 2017 transformative transactions. Our larger size is not fully reflected in our consolidated statements of income for the year ended December 31, 2017 as the CCP acquisition and certain of our other transformative transactions did not occur until the second half of 2017.

The Compensation Committee reviewed the reports prepared by FWC at the end of both 2016 and 2017 and used these reports, as applicable, when determining both the appropriate peer group for 2017 and the amount and structure of each Named Executive Officer’s 2017 cash base salary, bonus opportunity and equity award grants.

FWC also advised on other aspects of executive compensation as requested by the Compensation Committee during 2017. For example, FWC provided the Compensation Committee with proposals for an updated group of peer companies to use for TSR comparison purposes for the TSR Units (including the special TSR Units) that were granted in December 2017. FWC also provided the Compensation Committee with advice regarding the timing of our annual equity awards and advised that continuing to make annual equity awards during the fourth quarter of each calendar year better allows us to consider our performance for the year when determining the level of equity awards to be granted for that year. This, in turn, allows us to most closely match the value of our executive compensation program with internal performance and stockholder return during the year.

Peer Companies

When determining the amount of each Named Executive Officer’s 2017 cash base salary and target bonus opportunity at the end of 2016, the Compensation Committee, with the assistance of FWC, considered the compensation paid by the following peer companies, which we refer to as the 2016 peer group of companies:

Acadia Realty Trust

Care Capital Properties

CareTrust REIT

Cedar Shopping Centers

Cousins Properties

Education Realty Trust

First Potomac Realty

Healthcare Realty Trust

Healthcare Trust

Hersha Hospitality Trust

Investors Real Estate Trust LTC Properties Medical Properties Trust National Health Investors Omega Healthcare Parkway Properties Physicians Realty Trust Seritage Growth Sun Communities

This is the same group of peer companies we used during the prior year, except that Inland Real Estate Corp was removed because of its acquisition by another company, and CCP, CareTrust REIT and Seritage Growth were added to round out the peer group. CCP and CareTrust REIT were added because they were both publicly traded healthcare REITs that met the defined size criteria, while Seritage Growth was added because it is a publicly traded REIT that focuses on triple net lease arrangements and met the defined size criteria. CareTrust REIT was also included due to its Orange County, California nexus and because its market capitalization was significantly less than ours (which has the effect of reducing the average size of the 2016 peer group of companies).

As noted above, our enterprise value increased from $2.9 billion as of December 31, 2016 to $6.4 billion as of December 31, 2017, and our annualized revenues increased from $242.5 million as of December 31, 2016 to $675.7 million as of December 31, 2017 after giving effect to the January 2018 closings. These substantial increases are due largely to the CCP acquisition and other transformative transactions accomplished in 2017. In September 2017, the Compensation Committee, with the assistance of FWC, conducted a review of our peer group in light of our larger size. Our objective peer group selection methodology remained consistent with prior years. We selected publicly traded, internally managed, U.S. based REITs with total revenues and enterprise values (based on pro forma projections to include CCP) between approximately 0.33x to 3.0x times ours, with a preference for including healthcare REITs where possible even if that required some adjustment to the normal size parameters. Our methodology also included a preference for continuity and continuing to include companies that were members of our 2016 peer group of companies where possible.

In constructing our 2017 peer group of companies, seven 2016 peer group companies were removed, including two (CCP and Parkway Properties) that were acquired and five (CareTrust REIT, Cedar Shopping Centers, First Potomac Realty, Hersha Hospitality Trust and Investors Real Estate Trust) that fell below our total revenue and enterprise value size parameters after giving effect to our transformative transactions. We replaced these seven companies that were removed with seven U.S. publicly traded REITs that are either healthcare REITs and/or focused on triple net lease arrangements and satisfy our total revenue and enterprise value size parameters. The remaining twelve members of our 2017 peer group of companies were also members of our 2016 peer group of companies.

When determining the amount of each Named Executive Officer’s 2017 long-term equity award grants at the end of 2017, we used the following group of peer companies, which we refer to as the 2017 peer group of companies:

Acadia Realty Trust Cousins Properties Education Realty Trust EPR Properties Gaming and Leisure Properties HCP Healthcare Realty Trust Healthcare Trust LTC Properties Medical Properties Trust	MGM Growth Properties National Health Investors National Retail Properties Omega Healthcare Physicians Realty Trust Seritage Growth Sun Communities VEREIT W. P. Carey

The Compensation Committee believes that the 2017 peer group of companies is a reasonable reference point for compensation decisions with respect to the Named Executive Officers based on each peer company’s similarity to Sabra taking into account their respective businesses, revenues, FFO, total assets, market capitalization, enterprise value, and the talent pool for which they compete. Based on pro forma projections for 2017 that included CCP, our total revenues and FFO were positioned between the median and 75th percentile of the 2017 peer group of companies, while total assets, market capitalization and enterprise value approximated (but were slightly below) the median of the 2017 peer group of companies. We believe the composition of the 2017 peer group of companies aligns with our goal of placing Sabra’s post-transformative transactions size at approximately the 50th percentile relative to the size of our peer companies.

As a direct result of Sabra becoming a larger, more diversified company in 2017 and in connection with the construction of the 2017 peer group of companies, the Compensation Committee determined to revisit our historical pay positioning philosophy. Our past practice since the Separation had been to target total direct compensation (base salary + target bonus amount + target grant date value of long-term equity awards) for each Named Executive Officer at the 75th percentile of the targeted total direct compensation provided by our peer companies to similarly situated executives. After its review, the Compensation Committee determined that Sabra has reached a size and stage in its evolution following the 2017 transformative transactions that makes a 50th percentile targeting strategy more appropriate. Beginning with the executive compensation decisions made in December 2017 where the 2017 peer group of companies was used as a reference point for the first time, the Compensation Committee has shifted to a 50th percentile pay philosophy.

The Role of Stockholder Say-on-Pay Votes

Sabra currently provides its stockholders with the opportunity to cast an annual non-binding, advisory vote on the compensation of our Named Executive Officers, which we refer to as a say-on-pay proposal. At our 2017 Annual Meeting of Stockholders, approximately 97.9% of the votes cast supported our say-on-pay proposal. The results at our 2017 Annual Meeting were consistent with the results in prior years following our becoming a separate publicly traded REIT, where stockholders supported our say-on-pay proposal by between 95.3% and 98.9% of the votes cast. The Compensation Committee believes this high degree of stockholder support for our 2017 say-on-pay proposal, combined with similarly high degrees of support for our say-on-pay proposals in prior years, affirms stockholders’ support of our executive compensation program. The Compensation Committee believes that the changes that were made to our executive compensation program in 2017 will motivate our Named Executive Officers to create long-term stockholder value that we expect to result from the transformative transactions achieved during 2017, and will appropriately penalize our Named Executive Officers through required forfeitures if they are not able to successfully execute our strategic vision and grow stockholder value.

The Compensation Committee will continue to consider the outcome of stockholders’ votes on our say-on-pay proposals when making future compensation decisions for the Named Executive Officers.

Material Elements of Compensation

Base Salaries

We pay each Named Executive Officer a base salary to provide each executive with a minimum, fixed level of cash compensation. In December 2016, the Compensation Committee approved modest base salary increases for each Named Executive Officer that were effective January 1, 2017. The Compensation Committee maintained the salaries of the Named Executive Officers for 2018, despite the Company’s significant increase in size and scope as a result of its transformational transactions during 2017.

When setting 2017 base salaries at the end of 2016, we did not target any executive’s base salary to a particular percentile. For Mr. Matros, his base salary level was established so that his targeted total direct compensation (base salary + target bonus amount + target grant date value of long-term equity awards) was positioned slightly below the 75th percentile of the targeted total direct compensation provided by our 2016 peer group of companies to their Chief Executive Officers. Prior to joining us in November 2010 in connection with the Separation, Mr. Matros was the Chief Executive Officer of our predecessor (Old Sun) and was paid an annual base salary of $875,000. We reduced Mr. Matros’s base salary when he joined us, and his 2017 base salary of $850,000 remains $25,000 less than the base salary he was paid by Old Sun over seven years ago prior to the Separation.

For Mr. Andrews and Ms. Nevo-Hacohen, their 2017 base salary levels were established so that their targeted total direct compensation was positioned slightly above the 75th percentile of the targeted total direct compensation provided by our 2016 peer group of companies to similarly situated executives.

The Compensation Committee reviewed each Named Executive Officer’s base salary at the end of 2017 to determine whether any increases for 2018 were warranted. The Compensation Committee’s review was performed after the construction of our 2017 peer group of companies and decision to shift to a 50th percentile compensation philosophy. The Compensation Committee determined not to make any increases to any executive’s base salary for 2018. The Compensation Committee determined that each executive’s base salary for

2018 should remain the same, and that changes to the executive compensation program for 2018 should focus on the at-risk elements of our program.

Modest base salary increases for 2017 and no base salary increases for 2018; CEO continues to earn a lower base salary than paid by our predecessor Old Sun over 7 years ago

The base salary that was paid to each Named Executive Officer for the 2017 calendar year is reported in the “Summary Compensation Table—2015—2017” below.

2017 Annual Incentive Compensation Opportunity

At the end of 2016, the Compensation Committee established 2017 target bonuses for each Named Executive Officer at the same level as in effect in prior years. The 2017 target bonus for Mr. Matros was set at approximately 125% of his cash base salary. Mr. Matros’s 125% target bonus level was the same as his target bonus level for each of 2016, 2015 and 2014. The 2017 target bonus for Mr. Andrews and Ms. Nevo-Hacohen was set at 90% of each executive’s base salary amount, which was the same target bonus level in effect for each executive for 2016 and each year since they were hired in connection with the Separation. As with base salaries, we did not target any executive’s target bonus amount to a particular percentile. However, target bonus levels were established so that (1) targeted total direct compensation for Mr. Matros was slightly below the 75th percentile of the targeted total direct compensation provided by our 2016 peer group of companies to their Chief Executive Officers, and (2) targeted total direct compensation for the other Named Executive Officers was slightly above the 75th percentile of the targeted total direct compensation provided by our 2016 peer group of companies to similarly situated executives. As described above, at the end of 2017, the Compensation Committee shifted to a 50th percentile target for total direct compensation in its new compensation decisions.

Our annual bonuses have historically become payable based on our annual FFO performance. However, because discussions regarding the CCP acquisition were ongoing during the first quarter of 2017, the Compensation Committee determined not to establish any annual bonus plan or specific FFO targets pending the outcome of discussions with CCP. Following the CCP acquisition in August 2017, the Compensation Committee determined that it would not be appropriate to establish an annual bonus plan and FFO targets so late in the year, and that the Named Executive Officers would be more appropriately motivated to create long-term value if 2017 annual bonuses were instead awarded subject to a multi-year vesting period.

As a result, in December 2017, the Compensation Committee determined to increase the grant date value of each executive’s annual equity award described below by the amount of each executive’s previously approved target bonus amount. This decision meant that the Named Executive Officers would not receive any annual or short-term incentive compensation for 2017, but by “rolling” their target bonus amounts into long-term equity awards, the executives would put their bonuses at risk for three more years and would also have the opportunity to earn additional long-term compensation if the transformative transactions in 2017 created long-term stockholder value. Rather than awarding short-term compensation that would have become payable in the first quarter of 2018, the Compensation Committee believed that awarding long-term incentive awards with a three-year vesting period would more appropriately reward the executives for successfully creating long-term stockholder value by executing on our strategic plan, while at the same time penalizing the executives and requiring forfeiture of compensation if they are not able to successfully execute our strategic vision and grow stockholder value.

No annual bonuses paid for 2017; long-term equity awards granted instead (65% of which is performance based)

Long-Term Incentives

Structure, Amount and Timing of 2017 Equity Awards.

Structure of 2017 Equity Awards. Since becoming a separate publicly traded company following our 2010 Separation from Old Sun (which was acquired by Genesis), a key feature of our executive compensation program has been our long-term equity award program. Since the Separation, approximately two-thirds of the grant date value of our annual equity awards has been subject to performance-vesting conditions over a three-year performance period, and all awards are payable in shares of our common stock that may increase or decrease in value during the three-year performance period. Historically, the grant date value of performance-based annual equity awards has been split equally between FFO Units and TSR Units.

For the 2017 annual equity awards, the Compensation Committee decided to increase the weighting of the TSR Units so that the TSR Units comprise approximately 70% of the grant date value of the performance-based annual equity awards, with FFO Units making up the remaining approximately 30% of the performance-based annual equity awards. The Compensation Committee determined to increase the weighting of the TSR Units because it believes that the TSR Units are an effective vehicle to motivate our Named Executive Officers to create long-term stockholder value from our transformative transactions achieved during 2017, while at the same time penalizing the executives and requiring forfeitures if they are not able to successfully execute our strategic vision and grow stockholder value at a greater rate than our TSR comparison peer companies listed below.

As described above, because the Compensation Committee determined to increase the grant date value of each executive’s annual equity award by the amount of each executive’s previously approved target bonus amount, the Compensation Committee’s decision to increase the weighting of the TSR Units also applied to the equity awards granted in lieu of any 2017 annual bonus payment.

In addition to the TSR Units granted as part of each Named Executive Officer’s annual equity award, the Compensation Committee determined to also grant each executive a special one-time award of TSR Units to reward the executives if the transformative transactions in 2017 created long-term stockholder value. The special one-time award of TSR Units was granted because the Compensation Committee believes that Sabra is at an important inflection point as it has successfully transformed into Sabra 2.0 and now Sabra 3.0 through the course of 2017. The special one-time award of TSR Units is an additional incentive to motivate achievement of long-term total stockholder return from our 2017 transformative transactions, as this award will only have value and become payable if we successfully create long-term stockholder value during the three-year performance period.

TSR Units used as the largest component of equity awards granted to the Named Executive Officers in 2017 to motivate achievement of TSR from 2017 transformative transactions

The table below summarizes the 2017 equity award grants (with FFO Units and TSR Units shown at the target levels):

	Regular 2017 Annual Equity Award			Rollover of 2017 Target Bonus
Name	Time-Based Units	FFO Units	TSR Units	Time-Based Units	FFO Units	TSR Units	Special TSR Unit Award
Richard K. Matros	$769,007 44,477 units	$439,425 25,415 units	$978,592 50,365 units	$371,389 21,480 units	$212,235 12,275 units	$472,615 24,324 units	$736,511 38,420 units
Harold W. Andrews, Jr.	$349,552 20,217 units	$199,734 11,552 units	$444,811 22,893 units	$157,287 9,097 units	$89,891 5,199 units	$200,168 10,302 units	$491,001 25,613 units
Talya Nevo-Hacohen	$349,552 20,217 units	$199,734 11,552 units	$444,811 22,893 units	$157,287 9,097 units	$89,891 5,199 units	$200,168 10,302 units	$491,001 25,613 units

In 2015, we introduced a new holding period requirement for stock units that become vested based on continued employment (“Time-Based Units”), FFO Units and TSR Units granted to the Named Executive Officers. For any Time-Based Units, FFO Units or TSR Units that vest, executives are required to wait a minimum of one year after the vesting date before receiving payment of the underlying vested shares. In 2016, we introduced a new deferral feature for the Named Executive Officers’ Time-Based Units, FFO Units and TSR Units, which requires that vested awards be held and will not become payable until the fifth calendar year following the grant date. The only exceptions to the one-year holding requirement are if the executive dies or suffers a disability, or if there is a change in control. Similarly, the only exceptions to the deferral requirement are if the executive dies, suffers a disability or otherwise has a termination of employment, or if there is a change in control after the awards vest. The Compensation Committee believes the one-year holding requirement coupled with the deferral requirement further reinforces the long-term nature of the awards and serves to further align the executives’ interests with those of our long-term stockholders. All of the equity awards granted to the Named Executive Officers during 2017 (including the stock units granted in lieu of any annual bonus payment and the special one-time award of TSR Units) are subject to the same mandatory five-year deferral requirement and one-year post-vesting holding period to reinforce long-term growth.

Amount and Timing of 2017 Equity Awards. The Compensation Committee determined the total grant date dollar value of each Named Executive Officer’s 2017 equity awards in December 2017. All of the equity awards granted to the Named Executive Officers during 2017 were granted after our transformative transactions were completed or subject to binding agreements, as well as after the construction of our new 2017 peer group of companies and the Compensation Committee’s decision to shift to a 50th percentile compensation philosophy.

As with base salaries and target bonus amounts, we did not target the grant date dollar value of any executive’s annual equity award to a particular percentile. However, the grant date dollar values of the annual equity awards were established so that (1) targeted total direct compensation for Mr. Matros was slightly below the 50th percentile of the targeted total direct compensation provided by our 2017 peer group of companies to their Chief Executive Officers, and (2) targeted total direct compensation for the other Named Executive Officers was slightly above the 50th percentile of the targeted total direct compensation provided by our 2017 peer group of companies to similarly situated executives. The Compensation Committee views the one-time award of TSR Units as a special award and did not include the grant date dollar value of these awards into its pay positioning strategy. Excluding the grant date dollar value attributable to the stock units granted to each executive in lieu of any annual bonus payment, no executive received any increase in the grant date dollar value of the executive’s annual equity award for 2017. The Compensation Committee believes that it is necessary to exclude the amount of equity awards granted in lieu of the annual bonus payment in order to ensure an appropriate comparison to prior years’ annual equity awards.

We convert the total grant date dollar value of each executive’s equity award into a number of Time-Based Units, FFO Units and TSR Units using the same accounting value of each award that is used in our financial statements. We utilize this conversion approach so that the grant date award value of each type of award reported in our proxy statement (such as in the “Grants of Plan-Based Awards—2017” table below) is approximately equal to the grant date dollar value of the award that is approved by the Compensation Committee.

Since 2012, we have adopted a policy of awarding annual equity awards to the Named Executive Officers and our other employees in the fourth quarter of each calendar year. We believe that making annual equity awards in the fourth quarter of each calendar year (instead of during the first quarter of each calendar year) better allows us to consider our performance for the year when determining the level of equity awards to be granted for that year, as well as any feedback from stockholders on the say-on-pay proposal for the year.

Time-Based Units: Time-Based Units are included as part of each executive’s annual long-term equity award to provide an equity incentive linked to the value realized by our stockholders that becomes earned based on the executive’s continued employment with us. Time-Based Units made up approximately 35% of the total grant date dollar value of each Named Executive Officer’s 2017 annual equity award. Each executive’s Time-

Based Units granted in 2017 become vested in equal annual installments over a period of four years, with installments vesting on December 31 in each of 2018, 2019, 2020 and 2021, with any vested units subject to the one-year post-vesting holding period requirement and deferral feature described above. In addition to becoming vested in connection with a termination of employment by us without good cause or by the executive for good reason following a change in control, the Time-Based Units granted in 2017 will also become fully vested upon such an involuntary termination prior to a change in control. The Compensation Committee determined to include this additional severance protection for Time-Based Units granted in 2017 as a result of the Compensation Committee’s decision to grant additional long-term equity awards in lieu of any annual bonus payment.

FFO Units: FFO Units are included as part of each executive’s long-term equity award to motivate them to execute our multi-year operating plan and increase our long-term FFO performance, which we believe also drives stockholder value creation. As a result of the increased weighting of the TSR Units in 2017, FFO Units made up approximately 30% of the performance-based annual equity awards and 20% of the total grant date dollar value of each Named Executive Officer’s 2017 annual equity award (prior to 2017, FFO Units made up approximately 50% of the performance-based annual equity awards and 33% of the total grant date dollar value of the annual equity awards).

Each executive’s FFO Units granted at the end of 2017 become vested based on our adjusted normalized FFO performance per share for the calendar year 2020 relative to a pre-established objective target for 2020 established by the Compensation Committee. Adjusted normalized FFO per share is defined for these purposes as (A) our FFO for 2020, adjusted to eliminate the impact of (1) non-recurring items, including without limitation the write-off of deferred financing fees, contingent consideration adjustments and other similar items as determined by the Compensation Committee, (2) non-cash compensation expense and cash bonuses payable to our officers and employees, (3) transaction costs in connection with investment activity and capital markets activity, (4) any change in accounting policies or practices, (5) any gain or loss on lease or rental income restructurings to the extent included in FFO, and (6) loan, preferred equity, direct financing lease, and unconsolidated joint venture investment impairments or loss reserves, divided by (B) the weighted average number of shares of common stock and common stock equivalents outstanding

We believe that the adjusted normalized FFO per share target for 2020 is reasonably attainable if we are successful in executing on our transformative transactions in 2017 and increasing our per share FFO performance over the next three years. The decision to use the third calendar year in the performance period as the performance measurement year is intended to give the executives a period of time to execute on Sabra’s transformative 2017 transactions and to focus the executives on growing long-term FFO to ensure that the earnout is consistent with long-term value creation activities. In 2017, the Compensation Committee determined to switch from an absolute adjusted normalized FFO target to an adjusted normalized FFO per share target. The Compensation Committee made this change because it believes that Sabra has reached a size and stage in its evolution following the 2017 transformative transactions where a per share target is a more appropriate measure of our FFO performance than a growth-focused absolute FFO target.

100% of each executive’s target number of FFO Units will become vested if we achieve the targeted performance level. If we achieve less than 75% of the targeted performance level (the threshold level), 0% of each executive’s target number of FFO Units will become vested, while if we achieve 125% or more of the targeted performance level (the maximum level), 200% of each executive’s target number of FFO Units will become vested. Performance between the threshold level and the targeted performance level will result in between 0% and 100% of each executive’s target number of FFO Units becoming vested, with the percentage becoming vested generally decreasing 4% for each 1% decrease in the targeted performance level achieved (e.g., if we achieve 95% of the targeted performance level, 80% of each executive’s target number of FFO Units will become vested). Performance between the targeted performance level and the maximum level will result in between 100% and 200% of each executive’s target number of FFO Units becoming vested, with the percentage becoming vested generally increasing 4% for each 1% increase in the targeted performance level achieved. This vesting schedule thus includes both a 4-1 reduction for below-target performance and a 4-1 increase for above-target performance so that the upside and downside leverage for the awards is symmetrical. This is generally the same vesting schedule that we have used the last three years, however the Compensation Committee determined to reduce the maximum payout for overperformance from 250% to 200% to reduce the executives’ upside potential from FFO Units.

The vesting schedule for the FFO Units can be illustrated graphically as follows:

Any FFO Units that become eligible to vest based on our FFO performance are also subject to a vesting condition based on the executive’s continued employment through the last day of the applicable performance period, with any vested units subject to the one-year post-vesting holding period requirement and deferral feature described above.

TSR Units: The Compensation Committee determined to increase the weighting of the TSR Units because it believes the TSR Units are an effective vehicle to motivate our Named Executive Officers to create long-term stockholder value from our transformative transactions achieved during 2017, while at the same time penalizing the executives and requiring forfeitures if they are not able to successfully execute our strategic vision and grow stockholder value. As a result of the increased weighting of the TSR Units in 2017, TSR Units made up approximately 70% of the performance-based annual equity awards and 45% of the total grant date dollar value of each Named Executive Officer’s 2017 annual equity award.

The TSR Units granted in 2017 (including the special TSR Unit award) become vested based on our relative total stockholder return over a three-year performance period consisting of calendar years 2018-2020 measured against the following publicly traded REITs:

Alexandria RE Equities	Global Medical REIT	Northstar Realty Europe
Boston Properties	Government Properties	Omega Healthcare
Brandywine Realty Trust	HCP	Paramount Group
CareTrust REIT	Healthcare Realty Trust	Physicians Realty Trust
City Office REIT	Healthcare Trust of America	Piedmont Office Realty
Columbia Property Trust	Highwoods Properties	Prologis
Community Healthcare Trust	Hudson Pacific Properties	Quality Care Properties
Corporate Office Properties	JBG Smith Properties	Rexford Industrial Realty
Cousins Properties	Kilroy Realty Corp	Senior Housing Properties
DCT Industrial Trust	LTC Properties	SL Green Realty Corp
Douglas Emmett	Mack-Cali Realty Corp	STAG Industrial
Duke Realty Corporation	MedEquities Realty Trust	Terreno Realty Corp
Easterly Government Properties	Medical Properties Trust	TIER REIT
Eastgroup Properties	Monmouth RE Inv.	Universal Health Realty
Equity Commonwealth	National Health Investors	Ventas
First Industrial Realty	New Senior Investment Group	Vornado Realty Trust
Franklin Street Properties	New York REIT	Welltower

This group of companies was selected because it includes all publicly traded U.S. based industrial, office and healthcare REITs with market capitalization values above $100,000,000 as of November 29, 2017. Although there is some overlap, the peer companies that we use for TSR comparison purposes differ from both the 2016 peer group of companies and the 2017 peer group of companies described above under the heading “Peer Companies.” The TSR comparison peers were selected because they comprise the full universe of publicly traded U.S. based industrial, office and healthcare REITs with market capitalization values above $100,000,000 as of November 29, 2017 (51 companies in total). In contrast, the 2016 peer group of companies (19 companies in total) and the 2017 peer group of companies (also 19 companies in total) were selected based on their similarity to Sabra, with the 2017 peer group of companies being most similar to Sabra at the end of 2017 taking into account their respective businesses, revenues, FFO, total assets, market capitalization, enterprise value and the talent pool for which they compete. The Compensation Committee believes that the selection criteria for relative TSR performance comparison can be different than for compensation benchmarking peers because REIT sectors are affected by similar economic forces (with REIT size playing a relatively small role in stockholder return), while compensation amounts correlate with each of the REIT sector, Sabra’s size and the talent pool for which Sabra is competing.

If we achieve a negative absolute total stockholder return over the performance period, the maximum percentage of each executive’s target number of TSR Units eligible to become vested is in all events capped at 100%, in recognition that in such event, while our total stockholder return may have exceeded that of our peers, our stockholders would not have realized a positive total stockholder return on an absolute basis for this period. 100% of each executive’s target number of TSR Units granted in 2017 will become vested if we achieve a total stockholder return percentile ranking at the 55th percentile relative to the applicable TSR peer companies. We had previously used the 70th percentile as the target performance level because it corresponded closely with our 75th percentile compensation philosophy. In connection with our shift to a 50th percentile compensation philosophy following the construction of our 2017 peer group of companies, the Compensation Committee determined to also adjust the target performance level to a still above median level of 55th percentile and to make other corresponding adjustments to the TSR Unit vesting schedule. If our total stockholder return percentile ranking relative to the applicable TSR peer companies is less than the 30th percentile (the threshold level), 0% of each executive’s target number of TSR Units will become vested, while if we achieve a total stockholder return percentile ranking relative to the applicable TSR peer companies at or above the 80th percentile (the maximum level), 200% of each executive’s target number of TSR Units will become vested. Performance between the threshold level and the maximum level will result in between 0% and 200% of each executive’s target number of TSR Units becoming vested, with the vesting schedule including a new more punitive 2-1 percentage reduction (instead of the less punitive 1-1 percentage reduction used in 2016) for below-target performance and a 4-1 percentage increase for above-target performance to provide additional upside leverage to incentivize the executives to exceed the 55th percentile target level.

The vesting schedule for the TSR Units can be illustrated graphically as follows:

Like the FFO Units, any TSR Units becoming eligible to vest based on our relative stockholder return performance are also subject to a vesting condition based on the executive’s continued employment through the last day of the applicable performance period, with any vested units subject to the one-year post-vesting holding period requirement and deferral feature described above.

Dividend Equivalents: Time-Based Units, FFO Units and TSR Units granted under our long-term equity award program entitle the executive to receive an additional credit of stock units having a value equal to the amount of the ordinary cash dividends paid on the shares of common stock underlying the award (i.e., dividend equivalents are reinvested in additional units). Any additional stock units credited as a dividend equivalent payment will not be paid unless they vest and are subject to the same vesting requirements as the stock unit awards to which they relate (including the applicable performance conditions).

Clawback: Time-Based Units, FFO Units and TSR Units granted under our long-term equity award program are each subject to the terms of our clawback policy described below.

Payouts of Previously Granted Performance-Based Awards. The performance period applicable to certain previously granted awards of TSR Units and FFO Units ended on December 31, 2017.

2015-2017 TSR Units. For the 2015-2017 TSR Unit performance period, we achieved a total stockholder return ranking equal to the 5th percentile. All of the Named Executive Officers’ TSR Units for this performance period were forfeited without any payment being made because our total stockholder return ranking was below the threshold performance level. We believe this 0% TSR Unit payout is evidence of the performance contingent nature of our executive compensation program design at work — as a result of our below threshold total stockholder return ranking for the performance period, each Named Executive Officer effectively forfeited 33% of the grant date award value of his or her 2015 annual equity award.

A similar result occurred for the 2014-2016 performance period, when all of the TSR Units for this performance period were also forfeited without any payment being made. As a result of the forfeitures of the 2015-2017 and 2014-2016 TSR Units, our Chief Executive Officer forfeited TSR Units having a total grant date value of $1,394,268, while each of the other Named Executive Officers forfeited TSR Units having a total grant date value of $564,553. As a result of the increased weighting of TSR Units (and the special TSR Unit award) granted in 2017, the economic impact of a forfeiture or below-target payout of TSR Units will be magnified, which will penalize the executives if they are not able to successfully execute our strategic vision and grow stockholder value.

Our CEO forfeited TSR Units having a grant date value of

$1,394,268 and each of our other executives forfeited TSR

Units having a grant date value of $564,553 as a result of

our total stockholder returns over the applicable

performance periods

2015-2017 FFO Units. For the 2015-2017 FFO Unit performance period, the target adjusted normalized FFO amount was set at $188,100,000 for the 2017 calendar year. We achieved adjusted normalized FFO, after taking into account appropriate adjustments to eliminate the impact of the CCP acquisition, of approximately $149,700,000, which was above the threshold amount but below the target performance level. Adjusted normalized FFO is defined for these purposes substantially the same as described above in the discussion of our 2017 FFO Units, although adjusted normalized FFO was measured on an absolute basis (rather than on a per share basis) for the 2015-2017 performance period.

Our adjusted normalized FFO performance resulted in a payout for each Named Executive Officer that was equal to 20% of his or her target number of FFO Units. If the Compensation Committee had not determined to exclude the impact of the CCP acquisition on our 2017 adjusted normalized FFO results, the payout for each Named Executive Officer would have been equal to 232% of his or her target number of FFO Units. Although the Compensation Committee determined that the results of the CCP acquisition should be excluded, the assets acquired from CCP took the place of other assets that would likely have been acquired instead, which we believe resulted in a lower payout of the FFO Units than would have been the case without the CCP acquisition. However, the Compensation Committee determined not to make any discretionary adjustments and that the FFO Units should be paid in accordance with their terms, notwithstanding the negative impact of the CCP acquisition on the FFO Units payout.

Although our Board strongly supported the CCP

acquisition, this acquisition actually resulted in substantially lower compensation for our executives than if they had

instead acquired assets (rather than an entire business) that in the aggregate generated an equivalent amount of

adjusted normalized FFO for the applicable performance

period

The grant-date fair value of the Time-Based Units, FFO Units and TSR Units granted to the Named Executive Officers in 2017 as determined under the accounting principles used in our financial reporting are reported in the “Summary Compensation Table—2015—2017” and the “Grants of Plan-Based Awards—2017” tables below.

Severance Benefits

We believe that severance protections, particularly in the context of the uncertainty surrounding any potential change in control transaction, play a valuable role in attracting and retaining quality executive officers.

We provide severance protections to each of the Named Executive Officers pursuant to terms negotiated at the time of the Separation as set forth in their employment agreements and believe that these potential benefits helped us to attract and assemble a qualified executive team. The level of severance benefits provided to Mr. Matros is generally similar to the level of severance benefits he was entitled to receive from our predecessor Old Sun prior to the Separation. The level of severance benefits for the other Named Executive Officers was determined based on their seniority and with reference to Mr. Matros’s severance benefits.

As described in more detail below under the heading “Potential Payments Upon Termination or Change in Control,” each of the Named Executive Officers would be entitled to severance benefits in the event of a termination of employment by us without “good cause” or by the executive for “good reason” (as those terms are defined in each executive’s employment agreement). We do not believe that the Named Executive Officers should be entitled to receive their cash severance benefits merely because a change in control transaction occurs, and a change in control does not, in and of itself, entitle any Named Executive Officer to receive severance benefits (i.e., these severance benefits are “double-trigger” benefits). The amount of each Named Executive Officer’s severance benefits is likely to increase in connection with a qualifying termination in connection with or following a change in control because, although the multiple for our Chief Executive Officer decreases, the multiple for the other Named Executive Officers increases, and a target bonus component is included in the change in control severance benefit formula for all of the Named Executive Officers. We offer these increased benefits in order to encourage our Named Executive Officers to remain employed with us, and focus on the creation of value for stockholders, during an important time when their prospects for continued employment following a change in control transaction may be uncertain. No Named Executive Officer is entitled to receive a “gross-up” or similar payment for any excise taxes that may become payable in connection with a change in control pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and, depending on what results in the best after-tax benefit for the executive, benefits may be “cut back” instead in such circumstances. Each Named Executive Officer has agreed that the CCP acquisition was not a change in control transaction, and none of the executives is entitled to receive any increased severance benefits as a result of the CCP acquisition.

The CCP acquisition will not result in any Named Executive

Officer receiving enhanced severance benefits as all

executives have agreed that this transaction did not result in a change in control under Sabra’s benefit plans

The terms of Time-Based Units, FFO Units and TSR Units each provide for accelerated vesting in connection with certain terminations of the Named Executive Officers’ employment with us, including a termination due to death, disability or a termination by us without good cause or by the executive for good reason but (except as described above for the Time-Based Units granted in 2017) only if such termination occurs in connection with or following a change in control. Please see the “Potential Payments Upon Termination or Change in Control” section below for a discussion of the termination of employment-based vesting provisions of these equity awards.

Stock Ownership Policy Applicable to Executive Officers

We believe that in order to align the interests of our executive officers with those of our stockholders, executive officers should have direct ownership in shares of our common stock. Accordingly, our Board of Directors has adopted a Stock Ownership Policy. In December 2017, the Compensation Committee approved an amendment to our Stock Ownership Policy (subsequently confirmed in April 2018 by our Board of Directors) to require our Chief Executive Officer to own shares of our common stock having a value equal to at least ten times (up from six times) his annual base salary and each of our other executive officers to own shares of our common stock having a value equal to at least five times (up from two times) the executive’s annual base salary. Shares subject to stock options and unvested stock unit awards are not considered owned by the executive for purposes of the policy. The executive officers are required to be in compliance with the required ownership level within four years from the date such person is first appointed as an executive officer and are required to retain 50% of the net after-tax shares received in respect of equity awards until they are in compliance. Each of the Named Executive Officers is currently in compliance with the enhanced required ownership levels.

Adopted increased stock ownership requirements (10x for CEO and 5x for other executives) to further align executive interests with stockholders

Clawback Policy

Our Board of Directors has adopted a compensation recoupment policy whereby in the event of a material restatement of Sabra’s financial results (whether due to mistake, fraud or other misconduct, or any other material noncompliance with applicable financial reporting requirements), the Compensation Committee is required to review our incentive compensation awards and may, if it determines appropriate after considering all relevant facts and circumstances, require the reimbursement of the incremental incentive compensation that an executive officer received as a result of the incorrect financial results. Time-Based Units, FFO Units, TSR Units and payouts under our bonus program are each subject to the terms of this clawback policy.

Policy with Respect to Section 162(m)

Section 162(m) of the Code generally prohibits a publicly-held company from deducting compensation paid to a current or former NEO that exceeds $1.0 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by our stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1.0 million deductibility limit.

As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of Saba and our stockholders, including awarding compensation that may not be deductible for tax purposes. Because we are taxed as a REIT, Section 162(m) considerations are not as significant for us as for other publicly-traded companies that are not taxed as REITs. There can be no assurance that any compensation will in fact be deductible as a result of the limitations under Section 162(m).

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Robert A. Ettl (Chair)

Craig A. Barbarosh

Milton J. Walters

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by Sabra (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent Sabra specifically incorporates such report by reference therein.

Compensation Committee Interlocks and Insider Participation

Messrs. Ettl, Barbarosh and Walters each served as members of the Compensation Committee during 2017. No member of the Compensation Committee is a past or present officer or employee of Sabra or had any relationship with us requiring disclosure under SEC rules requiring disclosure of certain transactions with related persons. In addition, none of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officer of which served as a director or member of the Compensation Committee during 2017.

Summary Compensation Table—2015—2017

The following table provides information on the compensation of the Named Executive Officers for 2017, 2016 and 2015. Because only three individuals served as our executive officers during 2017, we have only three Named Executive Officers for 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	All Other Compen- sation ($)(2)	Total ($)
Richard K. Matros	2017	850,000	—	3,979,775	—	—	—	4,829,775
Chairman, President & Chief Executive Officer	2016 2015	800,000 800,000	— —	3,220,470 3,189,306	— —	— —	— —	4,020,470 3,989,306

Harold W. Andrews, Jr.	2017	500,000	—	1,932,444	—	—	10,800	2,443,244
Executive Vice President, Chief Financial Officer & Secretary	2016 2015	472,500 450,000	— —	1,434,542 1,400,130	— —	— —	10,400 7,800	1,917,442 1,857,930

Talya Nevo-Hacohen	2017	500,000	—	1,932,444	—	—	10,800	2,443,244
Executive Vice President, Chief Investment Officer & Treasurer	2016 2015	472,500 450,000	— —	1,434,542 1,400,130	— —	— —	10,400 —	1,917,442 1,850,130

(1)	Annual Equity Awards and Special TSR Unit Award. The amounts reported for 2017 include the aggregate grant date fair value of the time-based stock units (“Time-Based Units”), the FFO-based stock units (“FFO Units”) and the relative total stockholder return-based stock units (“TSR Units”) granted to the Named Executive Officers during 2017, including the amounts granted in lieu of the annual bonus payment and the special TSR Unit award.

The aggregate grant date fair value of these awards was computed in accordance with FASB ASC Topic 718, and excludes the effects of estimated forfeitures. The reported award values have been determined using the assumptions described in Note 12 to the Consolidated Financial Statements included in Sabra’s Annual Report on Form 10-K for the year ended December 31, 2017. The FFO Units are valued based on the probable outcome of the applicable performance conditions as determined on the grant date, which results in a grant date fair value for the FFO Units as follows: Mr. Matros ($651,660); Mr. Andrews ($289,625); and Ms. Nevo-Hacohen ($289,625). If we achieve the highest level of performance under the FFO Units, the grant date fair value for the FFO Units would increase to the following amounts: Mr. Matros ($1,303,320); Mr. Andrews ($579,250); and Ms. Nevo-Hacohen ($579,250).

Please see “—Compensation Discussion and Analysis—Material Elements of Compensation” above for a discussion of the components of our 2017 equity awards and how these awards were determined.

(2)	Amount reported for 2017 represents 401(k) plan matching contributions.

Description of Employment Agreements—Salary and Incentive Bonus Payments

Following the Separation, we entered into employment agreements with each of the Named Executive Officers, and certain of the terms of these agreements are briefly described below. Each executive’s agreement has an initial three-year term. The initial term is extended for a new three-year term on each anniversary of the effective date, unless either party provides 60 days’ notice prior to the applicable anniversary of the effective date, in which case the agreement will terminate on the anniversary of the effective date occurring in the second year following the year in which such notice was provided. Each agreement is also subject to earlier termination in connection with an executive’s termination of employment, and has a maximum term of ten years.

Each executive’s employment agreement provides for an initial annual base salary to the executive that is subject to annual merit increases. Each executive’s agreement entitles the executive to an annual incentive bonus pursuant to the terms of our executive bonus plan, which for 2017 was “rolled” into an additional long-term equity award as described above in “Compensation Discussion and Analysis—Material Elements of Compensation—2017 Annual Incentive Compensation.” Each executive’s agreement also provides that the executive is entitled to participate in our usual benefit programs for our senior executives, to accrue paid time off in accordance with our policy for senior executives and to be reimbursed for the executive’s business expenses.

Grants of Plan-Based Awards—2017

The following table sets forth certain information concerning the Time-Based Units, FFO Units, TSR Units and special TSR Unit awards that were granted to the Named Executive Officers during 2017. All of these awards were granted under our 2009 Performance Incentive Plan.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold (#)	Target (#)	Maximum (#)
Richard K. Matros
Time-Based Units	12/27/2017	—	—	—	65,957	1,140,397
FFO Units	12/27/2017	7,538	37,690	75,380	—	651,660
TSR Units	12/27/2017	37,345	74,689	149,378	—	1,451,207
Special TSR Unit Award	12/30/2017	19,210	38,420	76,840	—	736,511
Harold W. Andrews, Jr.
Time-Based Units	12/27/2017	—	—	—	29,314	506,839
FFO Units	12/27/2017	3,350	16,751	33,502	—	289,625
TSR Units	12/27/2017	16,598	33,195	66,390	—	644,979
Special TSR Unit Award	12/30/2017	12,807	25,613	51,226	—	491,001
Talya Nevo-Hacohen
Time-Based Units	12/27/2017	—	—	—	29,314	506,839
FFO Units	12/27/2017	3,350	16,751	33,502	—	289,625
TSR Units	12/27/2017	16,598	33,195	66,390	—	644,979
Special TSR Unit Award	12/30/2017	12,807	25,613	51,226	—	491,001

(1)	For all awards reported above, amounts reported reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 based on the assumptions and methodologies referenced in footnote (1) of the “Summary Compensation Table—2015—2017,” and, in the case of the FFO Units, the probable outcome of the applicable performance conditions. The amounts reported for these awards do not reflect whether the Named Executive Officer has actually realized or will realize a financial benefit from the awards (such as by vesting in an award).

Description of Equity Awards

During 2017, we granted each Named Executive Officer annual equity awards in the form of Time-Based Units, FFO Units and TSR Units as well as a special TSR Unit award. Each stock unit subject to an award of Time-Based Units, FFO Units and TSR Units (including the special TSR Unit award) represents the contractual right to receive one share of Sabra’s common stock. All of these awards were granted under, and are subject to the terms of, our 2009 Performance Incentive Plan. Certain of the terms of these awards are briefly described above in “Compensation Discussion and Analysis—Material Elements of Compensation—Long-Term Incentives.”

Outstanding Equity Awards at End of 2017

The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2017, including the vesting dates for the portions of these awards that had not vested as of that date. For outstanding stock units that are entitled to receive dividend equivalents that are reinvested in an additional number of units that are subject to the same vesting requirements (including the applicable performance conditions) as the underlying units, the amounts reported include the additional units credited in respect of dividend equivalents.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Richard K. Matros	8,154	(2)	153,051	9,416	(6)	176,738
	35,307	(3)	662,712	6,653	(7)	124,877
	28,620	(4)	537,197	7,632	(8)	143,253
	65,957	(5)	1,238,013	23,331	(9)	437,923
				7,538	(10)	141,488
				37,344	(11)	700,947
				19,210	(12)	360,572

Totals	138,038		2,590,973	111,124		2,085,798

Harold W. Andrews, Jr.	3,700	(2)	69,449	4,280	(6)	80,336
	16,046	(3)	301,183	3,024	(7)	56,760
	13,010	(4)	244,198	3,469	(8)	65,113
	29,314	(5)	550,224	10,605	(9)	199,056
				3,350	(10)	62,880
				16,597	(11)	311,526
				12,806	(12)	240,369

Totals	62,070		1,165,054	54,131		1,016,040

Talya Nevo-Hacohen	3,700	(2)	69,449	4,280	(6)	80,336
	16,046	(3)	301,183	3,024	(7)	56,760
	13,010	(4)	244,198	3,469	(8)	65,113
	29,314	(5)	550,224	10,605	(9)	199,056
				3,350	(10)	62,880
				16,597	(11)	311,526
				12,806	(12)	240,369

Totals	62,070		1,165,054	54,131		1,016,040

(1)	The dollar amounts shown are determined by multiplying the number of shares or units reported by the closing price of our common stock of $18.77 on December 29, 2017, which was the last trading day in 2017.
(2)	Represents Time-Based Units that are scheduled to vest on December 31, 2018.
(3)	Represents Time-Based Units that are scheduled to vest in substantially equal installments on January 10, 2018, January 10, 2019 and January 10, 2020.
(4)	Represents Time-Based Units that are scheduled to vest in substantially equal installments on December 31, 2018, December 31, 2019 and December 31, 2020.
(5)	Represents Time-Based Units that are scheduled to vest in substantially equal installments on December 31, 2018, December 31, 2019, December 31, 2020 and December 31, 2021.
(6)	Represents FFO Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest on January 10, 2019. Amount shown is the threshold vesting level.
(7)	Represents TSR Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest on January 10, 2019. Amount shown is the threshold vesting level.
(8)	Represents FFO Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest on December 31, 2019. Amount shown is the threshold vesting level.
(9)	Represents TSR Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest on December 31, 2019. Amount shown is the threshold vesting level.
(10)	Represents FFO Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest on December 31, 2020. Amount shown is the threshold vesting level.
(11)	Represents TSR Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest on December 31, 2020. Amount shown is the threshold vesting level.
(12)	Represents TSR Units with respect to the special TSR Unit award that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest on December 31, 2020. Amount shown is the threshold vesting level.

Stock Vested—2017

The following table provides information concerning shares of our common stock acquired by the Named Executive Officers upon the vesting of stock awards during the 2017 calendar year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Richard K. Matros	35,013	657,194
Harold W. Andrews, Jr.	15,035	282,207
Talya Nevo-Hacohen	15,035	282,207

(1)	The dollar amounts are determined by multiplying the number of shares subject to the stock award that vested by the per-share closing price of our common stock on the vesting date.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to the Named Executive Officers in connection with a termination of their employment with us and/or a change in control of Sabra. These benefits are generally provided under the Named Executive Officers’ employment agreements or under the terms governing outstanding equity-based awards. For each Named Executive Officer, payment of the severance benefits provided for under his or her employment agreement is conditioned upon the executive’s execution and delivery of (and not revoking) a general release in favor of us. All of the benefits described below would be provided by us. Please see “—Compensation Discussion and Analysis” above for a discussion of how the level of these benefits was determined.

Severance Benefits—Employment Agreements. In the event that a Named Executive Officer’s employment is terminated by us without “good cause” or by the executive for “good reason” (as those terms are defined in each executive’s employment agreement), each executive will be entitled to receive the following benefits under his or her employment agreement:

•	a lump sum cash severance payment equal to his or her annual base salary then in effect multiplied by a severance multiplier (equal to 2.25 for Mr. Matros and 1.5 for each of Mr. Andrews and Ms. Nevo-Hacohen);

•	any accrued and unpaid bonus for any prior fiscal year;

•	a prorated bonus payment for the year in which the termination occurs based on actual performance, with any bonus earned becoming payable within seventy-four days after the completion of the year in which the executive’s termination occurs; and

•	continued coverage for the executive and his or her family members under our health plans or, at the executive’s option, a monthly cash payment equal to the applicable COBRA premium for such continued coverage, for up to 24 months for Mr. Matros and up to 18 months for each of Mr. Andrews and Ms. Nevo-Hacohen.

Under the employment agreements, if a Named Executive Officer’s employment is terminated by us without good cause or by the executive for good reason on or within two years following a change in control of Sabra (including a termination by us without good cause that occurs up to six months prior to a change in control at the request of the party seeking to effect the change in control), each executive will be entitled to receive the following benefits under his or her employment agreement in lieu of the benefits described above:

•	a lump sum cash severance payment equal to his or her annual base salary plus target bonus for the then current year multiplied by a severance multiplier of two;

•	any accrued and unpaid bonus for any prior fiscal year;

•	a prorated target bonus payment for the year in which the termination occurs calculated assuming we achieve 100% of the applicable financial performance target(s), with any bonus earned becoming payable within seventy-four days after the completion of the year in which the executive’s termination occurs; and

•	continued coverage for the executive and his or her family members under our health plans or, at the executive’s option, a monthly cash payment equal to the applicable COBRA premium for such continued coverage, for up to 24 months.

However, the benefits described above may be limited—if any payments under an executive’s employment agreement or otherwise trigger the excise tax imposed by Section 4999 of the Code, payments to the executive will be reduced as provided in the agreement to a level that does not trigger the excise tax if the total after tax-benefit of such reduction exceeds the total after tax-benefit if such reduction is not made.

In addition, each Named Executive Officer has agreed that the CCP acquisition was not a change in control transaction, and none of the executives is entitled to receive any increased severance benefits as a result of the CCP acquisition.

If a Named Executive Officer’s employment terminates due to his or her death or disability, the executive will be paid any accrued and unpaid bonus for any prior fiscal year, and a prorated bonus payment for the year in which the termination occurs.

Restrictive Covenants. The employment agreements with the Named Executive Officers include each executive’s agreement that he or she will not disclose any of our confidential information at any time during or after employment. In addition, each executive has agreed that, for a period of two years following a termination of employment, he or she will not solicit our employees or customers or materially interfere with any of our business relationships. Each agreement also includes mutual non-disparagement covenants by the Named Executive Officer and us. If a Named Executive Officer breaches any of these restrictive covenants, we may generally cease further payment of the executive’s severance benefits and recover any severance benefits that were paid to the executive before the breach.

Accelerated Vesting – Equity Awards. Outstanding equity awards granted to the Named Executive Officers under our 2009 Performance Incentive Plan will be subject to accelerated vesting in connection with certain types of terminations of employment, as described below:

•	Time-Based Units. If an executive’s employment terminates due to death or disability, or as a result of a termination by us without good cause or by the executive for good reason within 30 days prior to or 18 months after a change in control of Sabra, any unvested Time-Based Units and other stock-units granted by Sabra that vest based on continued employment will become fully vested. In addition to becoming vested in connection with a termination of employment by us without good cause or by the executive for good reason related to a change in control, the Time-Based Units granted in 2017 will also become fully vested upon such an involuntary termination prior to a change in control.

•	FFO Units. If an executive’s employment terminates due to death or disability, or as a result of a termination by us without good cause or by the executive for good reason within 30 days prior to or 18 months after a change in control of Sabra, the executive’s target number of FFO Units will become fully vested.

•	TSR Units. If an executive’s employment terminates due to death or disability, the executive’s target number of TSR Units will become fully vested. If an executive’s employment terminates as a result of a termination by us without good cause or by the executive for good reason within 30 days prior to or 18 months after a change in control of Sabra, then any TSR Units earned based on actual performance will become fully vested.

Each Named Executive Officer has agreed that the CCP acquisition was not a change in control transaction, and none of the executives is entitled to receive any special accelerated equity vesting as a result of an involuntary termination within 18 months following the CCP acquisition.

The following table provides information concerning the potential termination or change in control payments that would be made to each Named Executive Officer under the circumstances described above. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to the Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control) occurred on December 31, 2017. In the following table, we use the term “involuntary termination” to refer to a termination by us without good cause or by the executive for good reason.

	Cash Severance ($)(1)	Equity Acceleration Value ($)(2)(3)	Health Benefits ($)	Total ($)(4)
Richard K. Matros
Death or Disability	—	8,712,133	—	8,712,133
Involuntary Termination	1,912,500	1,238,013	64,364	3,214,877
Involuntary Termination in Connection With Change in Control	3,825,000	8,712,133	64,364	12,601,497
Harold W. Andrews, Jr.
Death or Disability	—	4,079,040	—	4,079,040
Involuntary Termination	750,000	550,224	59,929	1,360,153
Involuntary Termination in Connection With Change in Control	1,900,000	4,079,040	59,929	6,038,969
Talya Nevo-Hacohen
Death or Disability	—	4,079,040	—	4,079,040
Involuntary Termination	750,000	550,224	56,051	1,356,275
Involuntary Termination in Connection With Change in Control	1,900,000	4,079,040	56,051	6,035,091

(1)	None of the Named Executive Officers would have been entitled to an additional pro-rated bonus payment from us for a termination of employment occurring at the end of the 2017 calendar year, so the pro-rated bonus-based severance provisions contained in each executive’s employment agreement would not result in any additional severance amounts for a termination occurring at year end.
(2)	Based upon the closing price of our common stock ($18.77) on December 29, 2017, which was the last trading day in 2017.
(3)	For TSR Units, we have assumed that the target number of units would become vested in connection with a change in control, although the actual number of TSR Units that would become vested in connection with a change in control is based on actual performance, and could be higher or lower than the target number of units.
(4)	We have assumed that no Named Executive Officer’s severance benefits would be “cut back” under his or her employment agreement in order to obtain the greatest after tax-benefit after giving effect to the excise tax imposed under Section 4999 of the Code. The actual severance benefits payable to the Named Executive Officers may be less than the amounts reported above as a result of the application of this “cut-back.”

Pay Ratio Disclosure

Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees (excluding our Chief Executive Officer). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our Chief Executive Officer’s total compensation for 2017 was $4,829,775, and the median of the total 2017 compensation of all of our employees (excluding our Chief Executive Officer) was $151,329. Accordingly, we estimate the ratio of our Chief Executive Officer’s total compensation for 2017 to the median of the total 2017 compensation of all of our employees (excluding our Chief Executive Officer) to be 31.9 to 1.

We identified the median employee by taking into account the total gross wages as reported on Form W-2 paid in 2017 to all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2017. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total gross wages for 2017, although we did annualize the compensation for any permanent employees who were not employed by us for all of 2017. We believe total gross wages for all employees is an appropriate measure.

Once the median employee was identified as described above, that employee’s annual total compensation for 2017 was determined using the same rules that apply to reporting the compensation of our Named Executive Officers (including our Chief Executive Officer) in the “Total” column of the “Summary Compensation Table—2015—2017” above. The total compensation amounts included in the first paragraph of this pay ratio disclosure were determined based on that methodology.

We believe that the pay ratio disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the pay ratio disclosure may not be comparable to the pay ratio reported by other REITs or other public companies.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for Sabra’s equity compensation plan, the number of shares of common stock subject to outstanding awards and the number of shares remaining available for future award grants as of December 31, 2017. Sabra’s equity compensation plan is the 2009 Performance Incentive Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,927,678	(1)(2)	N/A	2,634,385	(3)
Equity compensation plans not approved by security holders	—		—	—

Totals	1,927,678		N/A	2,634,385

(1)	All of these shares were subject to outstanding stock unit awards under the 2009 Performance Incentive Plan. In accordance with applicable SEC rules, the table does not include equity awards that have been assumed by Sabra in connection with the CCP acquisition. As of December 31, 2017, an additional 1,733,146 shares were subject to outstanding stock options assumed in connection with the CCP acquisition with a weighted average exercise price of $27.92.
(2)	Reflects the maximum number of shares potentially issuable in connection with awards subject to performance-based vesting conditions.
(3)	Of the aggregate number of shares that remained available for future issuance, all were available under the 2009 Performance Incentive Plan and may be used for any type of award authorized under the 2009 Performance Incentive Plan, including stock options, stock units, restricted stock and stock bonuses.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors has adopted a written Related Person Transaction Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (x) Sabra was, is or will be a participant, (y) the aggregate amount involved exceeds $120,000 and (z) a related person has or will have a direct or indirect interest. For purposes of this policy, a related person is (i) any person who is, or at any time since the beginning of Sabra’s last fiscal year was, an executive officer, director or director nominee of Sabra, (ii) any person who is known to be the beneficial owner of more than 5% of Sabra’s common stock, (iii) any immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial interest.

Under this policy, Sabra’s Audit Committee is responsible for reviewing and approving or ratifying each related person transaction or proposed transaction; provided, however, that if the transaction falls within one of certain specified pre-approved categories, it shall not require review by the Audit Committee and shall be deemed to have been pre-approved by the Audit Committee. In determining whether to approve or ratify a related person transaction, the Audit Committee is required to consider all relevant facts and circumstances of the related person transaction available to the Audit Committee and to approve only those related person transactions that are in, or not inconsistent with, the best interests of Sabra and its stockholders, as the Audit Committee determines in good faith. No member of the Audit Committee is permitted to participate in any consideration of a related person transaction with respect to which that member or any of his or her immediate family is a related person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and reports of changes in ownership of our equity securities. These persons are required by SEC regulations to furnish us with copies of all of these reports that they file. To our knowledge, based solely on our review of the copies of such reports, including any amendments thereto, furnished to us and written responses to annual directors’ and officers’ questionnaires that no other reports were required, all Section 16(a) reports required to be filed during 2017 were timely filed.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of Messrs. Barbarosh, Foster and Walters. All members of the Audit Committee are independent directors who satisfy the requirements of Section 10A(m)(3) of the Exchange Act and Rule 10A-3(b)(1)(i) thereunder and the Nasdaq rules. The Audit Committee held five meetings during 2017. The Audit Committee assists the Board in performing its oversight responsibilities for our financial reporting process, audit process and internal controls as more fully described in the written charter of the Audit Committee, a copy of which is available in the Investors—Corporate Governance section of our website at www.sabrahealth.com. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.

In the performance of its oversight function, the Audit Committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2017 with management and with our independent registered public accounting firm. In addition, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Auditing Standard 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accounting firm’s communications with the Audit Committee concerning independence and has discussed with our independent registered public accounting firm that firm’s independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions with management and our independent registered public accounting firm described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

Audit Committee of the Board of Directors

Craig A. Barbarosh (Chair)

Michael J. Foster

Milton J. Walters

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by Sabra (including any future filings) under the Securities Act or the Exchange Act, except to the extent Sabra specifically incorporates such report by reference therein.

AUDIT INFORMATION

Fees Paid to Independent Registered Public Accounting Firm

The table below shows the aggregate fees for services rendered by PwC for the fiscal years ended December 31, 2017 and December 31, 2016. PwC has served as Sabra’s independent registered public accounting firm since December 16, 2010.

Description of Professional Service	2017	2016
Audit Fees—professional services rendered for the audit of Sabra’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly filings and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements	$1,693,383	$675,341
Audit-Related Fees—assurance and related services that are reasonably related to the performance of the audit or review of Sabra’s consolidated financial statements	—	—
Tax Fees—professional services rendered for tax compliance, tax advice and tax planning(1)	2,067,057	250,287
All Other Fees—products and services other than those reported as “Audit Fees,” “Audited-Related Fees” or “Tax Fees”	—	—

Total	$3,760,440	$925,628

(1)	Tax fees in 2017 and 2016 consisted of U.S. federal, state and local tax compliance, acquisition related due diligence/structuring and general consulting, as well as tax planning and structuring, review of REIT status qualification, tax due diligence and other tax consultations in 2017.

Audit Committee Pre-Approval Policies and Procedures

Under its charter, the Audit Committee must pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The Audit Committee is authorized to delegate the pre-approval of permitted non-audit services to one or more of its members and, pursuant to this authority, the Audit Committee has authorized the Chairman of the Audit Committee, Mr. Barbarosh, to pre-approve interim requests for non-audit services, provided that any decisions to pre-approve any non-audit services must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all of the non-audit services provided by PwC in 2017 and 2016.

ELECTION OF DIRECTORS

(Proposal No. 1)

Nominees for Election

The Board of Directors currently consists of eight members. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated Craig A. Barbarosh, Robert A. Ettl, Michael J. Foster, Ronald G. Geary, Raymond J. Lewis, Jeffrey A. Malehorn, Richard K. Matros and Milton J. Walters for election to the Board. All of our director nominees are currently directors of Sabra. Information about each of our director nominees, including biographical summaries of their experience and qualifications, can be found in this Proxy Statement under the caption “Board of Directors and Executive Officers—Directors of the Company.”

In recommending director nominees for selection by the Board, the Nominating and Governance Committee considers a number of factors, which are described in more detail above under “Corporate Governance—Director Nomination Process.” In considering these factors, the Nominating and Governance Committee and the Board consider the fit of each individual’s skills with those of other directors to build a board of directors that is effective, collegial and responsive to the needs of our company.

Each of the nominees for election has consented to be named in this Proxy Statement and to serve as a director if elected. If any nominee becomes unable or unwilling for good cause to serve as a director for any reason (which is not anticipated), your proxy may be voted for such other person or persons as may be determined by the holders of such proxies or for the balance of the nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on the Board of Directors. Each of the directors who are elected will serve until the next annual meeting of stockholders and until his successor is elected and qualified.

Majority Voting Standard

Our Bylaws provide for a majority voting standard for the election of directors. Under this majority voting standard, once a quorum has been established, each director nominee receiving a majority of the votes cast with respect to his or her election (that is, the number of votes cast FOR the nominee exceeds the number of votes cast AGAINST the nominee) will be elected as a director. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of FOR votes, up to the total number of directors to be elected at the meeting, will be elected.

In the case of an uncontested election where the number of director nominees does not exceed the number of directors to be elected, if a nominee who is then serving as a director is not elected at the meeting by the requisite majority of the votes cast, under Maryland law, the director would continue to serve on the Board of Directors as a “holdover director.” To address this holdover issue, as required by our Bylaws, each director has submitted an irrevocable letter of resignation that becomes effective if the director is not elected by stockholders and the Board of Directors accepts the resignation. If a director is not elected, the Nominating and Governance Committee will consider the facts and circumstances relating to the election and the resignation and recommend to the Board of Directors, within 60 days following certification of the election results, whether the resignation should be accepted or rejected or whether other action should be taken. The Board of Directors must decide whether to accept or reject the resignation within 90 days following certification of the election results, taking into account the recommendation of the Nominating and Governance Committee, and shall publicly disclose its decision. A nominee who was not already serving as a director and is not elected at the meeting by a majority of the votes cast with respect to such director’s election will not be elected to our Board of Directors.

The election of directors at the Annual Meeting is not contested. Therefore, in accordance with the majority voting standard, director nominees will be elected at the Annual Meeting by a majority of the votes cast. Stockholders are not permitted to cumulate their shares for the purpose of electing directors.

Recommendation of the Board

Our Board of Directors recommends that you vote FOR each of the eight nominees for director.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

The Audit Committee has appointed PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. We are not required by our Bylaws or applicable law to submit the appointment of PwC for stockholder approval. However, as a matter of good corporate governance, the Board of Directors has determined to submit the Audit Committee’s appointment of PwC as our independent registered public accounting firm to stockholders for ratification. If stockholders do not ratify the appointment of PwC, the Audit Committee will consider the appointment of another independent registered public accounting firm. In addition, even if stockholders ratify the Audit Committee’s selection, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of Sabra and its stockholders.

Additional information about PwC, including the fees we paid to PwC in 2017 and 2016, can be found in this Proxy Statement under the caption “Audit Information.” The report of the Audit Committee included in this Proxy Statement under the caption “Audit Committee Report” also contains information about the role of PwC with respect to the audit of our annual financial statements.

A representative of PwC is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to answer appropriate questions.

Recommendation of the Board

Our Board of Directors recommends that you vote FOR ratification of the appointment of PwC as Sabra’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

(Proposal No. 3)

Sabra is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

As described above in this Proxy Statement, 2017 was a transformational year for Sabra as a result of the CCP acquisition, the sales of facilities leased to Genesis, the Enlivant Joint Venture investment and the acquisition of the Nova Portfolio. The magnitude of the transformational transactions is illustrated by the increases in our enterprise value ($6.4 billion compared to $2.9 billion) and in our annualized revenues ($675.7 million after giving effect to the January 2018 closings, compared to $242.5 million) as of December 31, 2017 compared to December 31, 2016.

In light of these transformative achievements, the Compensation Committee determined that it was appropriate to review our executive compensation program with the primary goal of ensuring that our executive compensation program is properly designed to motivate our Named Executive Officers to create long-term stockholder value that we expect to result from the transformative transactions achieved during 2017. The executive compensation program objective is to reward our executives for successfully creating long-term stockholder value by executing on our strategic plan, while at the same time penalizing our executives and requiring forfeiture of compensation if they are not able to successfully execute our strategic plan and grow stockholder value.

As described in our Compensation Discussion and Analysis, the Compensation Committee took several actions in 2017 to incentivize the Named Executive Officers to create long-term value from our 2017 transformative transactions. We urge stockholders to consider the Summary of 2017 Compensation Decisions contained in the beginning of our Compensation Discussion and Analysis before voting on this proposal.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This proposal on the compensation paid to our Named Executive Officers is advisory only and will not be binding on Sabra, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, Sabra, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering Sabra’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Sabra’s current policy is to provide stockholders with an opportunity to vote on the compensation of the Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such advisory vote will occur at the 2019 annual meeting of stockholders.

Recommendation of the Board

Our Board of Directors recommends that you vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules.

OTHER MATTERS

The Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any adjournments or postponements thereof and is voted upon, the proxyholders named in the proxies solicited by the Board of Directors will have the authority to vote all proxies received with respect to such matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board of Directors.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

Requirements for Proposals to be Considered for Inclusion in Proxy Materials. Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2019 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in Sabra’s proxy statement, stockholder proposals must be received no later than December 31, 2018 and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2019 annual meeting of stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2019 annual meeting of stockholders. Proposals should be sent to the attention of the Secretary, Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612.

Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates. Stockholders who wish to nominate persons for election to the Board of Directors at the 2019 annual meeting of stockholders or who wish to present a proposal at the 2019 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials Sabra distributes for such meeting, must deliver written notice of the nomination or proposal to Sabra’s Secretary no earlier than December 1, 2018 and no later than 5:00 p.m., Eastern time, on December 31, 2018 (provided, however, that if the 2019 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of this year’s Annual Meeting, nominations and proposals must be received no earlier than the 150th day prior to the date of the 2019 annual meeting of stockholders and no later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of the 2019 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2019 annual meeting of stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in Article II, Section 11 of our Bylaws. If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2019 annual meeting of stockholders. A stockholder’s written notice should be sent to the attention of the Secretary, Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K for the year ended December 31, 2017 has been posted, and is available without charge, on our corporate website at www.sabrahealth.com. For stockholders receiving a Notice of Internet Availability, such Notice will contain instructions on how to request a printed copy of our Annual Report on Form 10-K for the year ended December 31, 2017. For stockholders receiving a printed copy of this Proxy Statement, a copy of our Annual Report on Form 10-K for the year ended December 31, 2017 has also been provided to you. In addition, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2017 (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any stockholder of record or beneficial owner of our common stock. Requests can be made by writing to Investor Relations: Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, or by telephone request to (888) 393-8248.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2017, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2017, or if you hold Sabra stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc. by writing to Broadridge Financial Solutions, Inc., Attn: Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling, toll-free in the United States, 1-866-540-7095. If you participate in householding and wish to receive a separate copy of this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2017, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge Financial Solutions, Inc. as indicated above.

If your shares are held in street name through a bank, broker or other nominee, please contact your bank, broker or other nominee directly if you have questions, require additional copies of this Proxy Statement or the Annual Report on Form 10-K for the year ended December 31, 2017 or wish to receive a single copy of such materials in the future for all beneficial owners of shares of Sabra common stock sharing an address.

ALL STOCKHOLDERS ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. IF YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

By Order of the Board of Directors,

Irvine, California April 25, 2018	Harold W. Andrews, Jr. Executive Vice President, Chief Financial Officer and Secretary

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. SABRA HEALTH CARE REIT, INC. 18500 VON KARMAN AVE. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS SUITE 550 If you would like to reduce the costs incurred by our company in mailing proxy IRVINE, CA 92612 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Craig A. Barbarosh 0 0 0 For Against Abstain 1b. Robert A. Ettl 0 0 0 3. Approval, on an advisory basis, of the 0 0 0 compensation of Sabra’s named executive officers. 1c. Michael J. Foster 0 0 0 1d. Ronald G. Geary 0 0 0 NOTE: Such other business will be transacted at the meeting as may properly come before the meeting or any adjournments or postponements thereof. 1e. Raymond J. Lewis 0 0 0 1f. Jeffrey A. Malehorn 0 0 0 1g. Richard K. Matros 0 0 0 1h. Milton J. Walters 0 0 0 The Board of Directors recommends you vote FOR 17 . proposals 2 and 3. For Against Abstain . 1 . 0 2. Ratification of the appointment of 0 0 0 R1 PricewaterhouseCoopers LLP as Sabra’s independent registered public accounting firm 1 _ for the fiscal year ending December 31, 2018. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or 0000380476 partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date –

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement, and 2017 Annual Report on Form 10-K are available at www.proxyvote.com. SABRA HEALTH CARE REIT, INC. Annual Meeting of Stockholders June 21, 2018 at 9:00 AM Pacific Time This proxy is solicited by the Board of Directors The undersigned stockholder(s), hereby revoking any proxy previously given, hereby appoint(s) Richard K. Matros and Harold W. Andrews, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of SABRA HEALTH CARE REIT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held June 21, 2018, at Sabra’s Headquarters, 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, and any adjournments or postponements thereof. The proposals referred to on the reverse side hereof are described in the Proxy Statement that is being delivered in connection with the Annual Meeting of Stockholders. This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations included on the reverse side thereof. Whether or not direction is made, each of the named proxies is authorized to vote this proxy in his discretion on such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournments or postponements thereof. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE THESE SHARES BY TELEPHONE OR INTERNET, YOU DO NOT NEED TO RETURN THIS PROXY. . 17 . 1 . 0 R1 _ 2 0000380476 Continued and to be signed on reverse side